UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Dollar General Corporation
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Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

Dear Shareholder:

              The 2011 Annual Meeting of Shareholders of Dollar General Corporation will be held on Wednesday, May 25, 2011, at 9:00 a.m., Central Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record at the close of business on March 16, 2011 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you may be required to present photo identification and comply with other security measures.

              At this year's meeting, you will have an opportunity to vote on the matters described in our accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Our 2010 Annual Report and Annual Report on Form 10-K for the fiscal year ended January 28, 2011 also accompany this letter.

              Your interest in Dollar General and your vote are very important to us. We encourage you to read the Proxy Statement and vote your proxy as soon as possible so your vote can be represented at the annual meeting. You may vote your proxy via the Internet or telephone, or if you received a paper copy of the proxy materials by mail, you may vote by mail by completing and returning a proxy card.

              On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Dollar General.

Sincerely,
/s/ Rick Dreiling
Rick Dreiling Chairman & Chief Executive Officer

April 5, 2011

Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 25, 2011
TIME:	9:00 a.m., Central Time
PLACE:	Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee
ITEMS OF BUSINESS:	1)	To elect as directors the 7 nominees listed in the accompanying proxy statement;
	2)	To hold an advisory vote on named executive officer compensation;
	3)	To hold an advisory vote on the frequency of holding future advisory votes on named executive officer executive compensation;
	4)	To ratify the appointment of the independent registered public accounting firm for fiscal 2011; and
	5)	To transact any other business that may properly come before the annual meeting and any adjournments of that meeting.
WHO MAY VOTE:	Shareholders of record at the close of business on March 16, 2011
By Order of the Board of Directors,
/s/ Christine L. Connolly
Goodlettsville, Tennessee April 5, 2011	Christine L. Connolly Corporate Secretary

Please vote your proxy as soon as possible even if you expect to attend the annual meeting in person. You may vote your proxy via the Internet or by phone by following the instructions on the notice of internet availability or proxy card or, if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke your proxy by following the instructions listed on page 4 of the proxy statement.

DOLLAR GENERAL CORPORATION

Proxy Statement for
2011 Annual Meeting of Shareholders

 IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

              This Proxy Statement, our 2010 Annual Report and a form of proxy card are available at www.proxyvote.com. You will need your Notice of Internet Availability or proxy card to access the proxy materials.

              As permitted by rules adopted by the Securities and Exchange Commission ("SEC"), we are furnishing our proxy materials over the Internet to some of our shareholders. This means that some shareholders will not receive paper copies of these documents. Instead, these shareholders will receive only a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including the Proxy Statement, our 2010 Annual Report and a proxy card. Shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail, unless they have previously requested delivery of proxy materials electronically. If you received only the Notice of Internet Availability and would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

GENERAL INFORMATION

What is this document?

              This document is the Proxy Statement of Dollar General Corporation for the Annual Meeting of Shareholders to be held on Wednesday, May 25, 2011. We will begin mailing printed copies of this document or the Notice of Internet Availability to our shareholders on or about April 5, 2011. We are providing this document to solicit your proxy to vote upon certain matters at the annual meeting.

              In this document we refer to our company as "we" or "us" or "Dollar General." In addition, unless otherwise noted in this document or the context requires otherwise, "2011," "2010," "2009," "2008" and "2007" refer to our fiscal years ending or ended February 3, 2012, January 28, 2011, January 29, 2010, January 30, 2009, and February 1, 2008.

What is a proxy?

              It is your legal designation of another person, called a "proxy," to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Who is paying the costs of this document and the solicitation of my proxy?

              Dollar General will pay all expenses of this solicitation.

Who is soliciting my proxy, and will anyone be compensated to solicit my proxy?

              Your proxy is being solicited by and on behalf of our Board of Directors. In addition to solicitation by use of the mails, our directors, officers and employees may solicit proxies in person or by telephone, telegram, electronic mail, facsimile or other means of communication. Those persons will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

Who may attend the annual meeting?

              Only shareholders, their proxy holders and our invited guests may attend the meeting. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that record holder or your most recent brokerage account statement that confirms your ownership of those shares as of March 16, 2011. For security reasons, we also may require photo identification for admission.

Where can I find directions to the annual meeting?

              You can find directions to Goodlettsville City Hall, where we will hold the annual meeting, on the "Investor Information" portion of our web site located at www.dollargeneral.com.

What is Dollar General Corporation and where is it located?

              We operate convenient-sized stores to deliver everyday low prices on products that families use every day. We are the largest discount retailer in the United States by number of stores with more than 9,400 locations in 35 states as of March 16, 2011. Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, TN 37072. Our telephone number is 615-855-4000.

Where is Dollar General common stock traded?

              Our common stock is traded and quoted on the New York Stock Exchange ("NYSE") under the symbol "DG."

Where can I find information regarding Dollar General's corporate governance practices?

              We have posted Dollar General governance-related information on the "Investor Information—Corporate Governance" portion of our web site located at www.dollargeneral.com, including without limitation our Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and the names of the persons chosen to lead the executive sessions of the non-management directors and of the independent directors. This information is available in print to any shareholder who sends a request in writing to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072.

How can I communicate with the Board of Directors?

              Our Board of Directors has approved a process for security holders and other interested parties to contact the Board, a particular director, or the non-management or the independent directors as a group. Such process is described on the "Investor Information—Corporate Governance" portion of our web site located at www.dollargeneral.com.

VOTING MATTERS

How many votes must be present to hold the annual meeting?

              A quorum, consisting of the presence in person or by proxy of the holders of a majority of shares of our common stock outstanding on March 16, 2011, must exist to conduct any business.

What am I voting on?

              You will be asked to vote on the election of 7 directors, to vote on an advisory basis on our executive compensation, to vote on an advisory basis on the frequency of holding future advisory votes on our executive compensation, and to vote on the ratification of the appointment of our independent registered public accounting firm for 2011.

May other matters be raised at the annual meeting?

              We currently are unaware of any other matters to be acted upon at the meeting. Under Tennessee law and our governing documents, no other non-procedural business may be raised at the meeting unless proper notice has been given to shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

Who is entitled to vote?

              You may vote if you owned shares of Dollar General common stock at the close of business on March 16, 2011. As of that date, there were 341,521,858 shares of Dollar General common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter.

How do I vote?

              If you are a shareholder of record, you may vote your proxy over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the instructions on the Notice of Internet Availability or proxy card, as applicable. Alternatively, you may vote in person at the meeting.

              If you are a "street name" holder, your broker, bank, or other nominee will provide materials and instructions for voting your shares. You may vote in person at the meeting if you obtain a proxy from your broker, banker, trustee or other nominee giving you the right to vote the shares.

What is the difference between a "shareholder of record" and a "street name" holder?

              You are a "shareholder of record" if your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent. You are a "street name" holder if your shares are held in the name of a brokerage, bank, trust or other nominee as custodian.

What if I receive more than one Notice of Internet Availability or proxy card?

              You will receive multiple Notices of Internet Availability or proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. If you are a street name holder, you will receive your Notice of Internet Availability or proxy card or other voting information from your broker, and you will follow your broker's instructions for voting your shares. You should vote the shares represented by each Notice of Internet Availability or proxy card you receive.

How will my proxy be voted?

              The persons named on the proxy card will vote your proxy as you direct on the proxy card. If your signed proxy card does not specify instructions, your proxy will be voted: "FOR" all directors nominated; "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC; for the approval, on an advisory basis, of an advisory vote on executive compensation once every "3 YEARS;" and "FOR" ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011.

Can I change my mind and revoke my proxy?

              Yes. If you are a shareholder of record, to revoke a proxy given pursuant to this solicitation you must:

    •
    sign a later-dated proxy card and submit it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;

    •
    at or before the annual meeting, send to our Corporate Secretary a written notice of revocation dated later than the date of the proxy;

    •
    submit a later-dated vote by telephone or Internet no later than 11:59 p.m. (ET) on May 24, 2011; or

    •
    attend the annual meeting and vote in person.

              If you are a street name holder, to revoke a proxy given pursuant to this solicitation you must follow the instructions of the bank, broker, trustee or other nominee who holds your shares.

How many votes are needed to elect directors and approve other matters?

              Directors are elected by a plurality of the votes cast by holders of shares entitled to vote at the meeting. You may vote for all nominees or you may withhold your vote on one or more nominees.

              The vote on the compensation of our named executive officers is advisory and, therefore, not binding on Dollar General, our Board of Directors, or its Compensation Committee. The compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for the proposal exceed the votes cast against it. You may vote in favor of or against this proposal, or you may elect to abstain from voting your shares.

              For the vote on the frequency of future votes on our executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency that has been selected by shareholders. However, because this vote is advisory and not binding on Dollar General or our Board of Directors in any way, our Board may decide that it is in the best interests of our shareholders and Dollar General to hold such advisory votes more or less frequently than the option selected by our shareholders. You may vote by choosing the option of 1 year, 2 years, 3 years or abstain from voting when you vote on this proposal.

              The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 will be approved if the votes cast for the proposal exceed the votes cast against it. You may vote in favor of or against this ratification, or you may elect to abstain from voting your shares.

How will abstentions and broker non-votes be treated?

              Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

              Your broker is the record holder of any shares that you hold in street name, but your broker must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for "routine" matters but not for "non-routine" items. All matters described in this proxy statement, except for the ratification of the appointment of the independent registered public accounting firm, are considered to be non-routine matters.

              "Broker non-votes" occur when shares held of record by a broker are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion. To avoid giving them the effect of negative votes, broker non-votes are disregarded for the purpose of determining the total number of votes cast with respect to a proposal.

Will my vote be confidential?

              Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that is intended to protect your voting privacy. Your vote will not be intentionally disclosed either within Dollar General or to third parties, except (1) as necessary to meet applicable legal requirements; (2) in a dispute regarding authenticity of proxies and ballots; (3) in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; (4) to allow for the tabulation of votes and certification of the vote; (5) to facilitate a successful proxy solicitation; or (6) when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:
ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

              Our Board of Directors must consist of at least 1 but not more than 15 directors. The exact number, currently fixed at 7, is set by the Board pursuant to and in compliance with our shareholders' agreement with our controlling shareholder, Buck Holdings, L.P., and the sponsor shareholders indentified in that agreement. All directors are elected annually by our shareholders.

Who are the nominees this year?

              The nominees for the Board of Directors consist of 7 current directors. If elected, each nominee would hold office until the 2012 annual meeting of shareholders or until his or her successor is elected and qualified. These nominees, their ages at the date of this document and the calendar year in which they first became a director are listed in the table below.

Name	Age	Director Since
Raj Agrawal	38	2007
Warren F. Bryant	65	2009
Michael M. Calbert	48	2007
Richard W. Dreiling	57	2008
Adrian Jones	46	2007
William C. Rhodes, III	45	2009
David B. Rickard	64	2010

What are the backgrounds of this year's nominees?

              Mr. Agrawal joined Kohlberg Kravis Roberts & Co. L.P. ("KKR") in May 2006 and is a member of the Infrastructure team. He previously was a member of KKR's Retail and Energy and Natural Resources industry teams. From 2002 to May 2006, he was a Vice President with Warburg Pincus, where he was involved in the execution and oversight of a number of investments in the energy sector. Mr. Agrawal's prior experience also includes Thayer Capital Partners, where he played a role in the firm's business and manufacturing services investments, and McKinsey & Co., where he provided strategic and mergers and acquisitions advice to clients in a variety of industries. KKR's affiliates indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, L.P. and related entities. Mr. Agrawal is a director of Colonial Pipeline Company and El Paso Midstream Investment Corp.

              Mr. Bryant served as the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drugstore chain on the West Coast and in Hawaii, from 2002 through 2008 and as its Chairman of the Board from 2003 through his retirement in 2008. Prior to joining Longs Drug Stores, Mr. Bryant served as the Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. Mr. Bryant is a director of OfficeMax Incorporated and George Weston Ltd of Canada.

              Mr. Calbert joined KKR in 2000 and during that time has been directly involved with several portfolio companies. He heads the Retail industry team. He joined Randall's Food Markets as the Chief Financial Officer in 1994, ultimately taking the company through a transaction with KKR in June 1997. He left Randall's Food Markets after the company was sold in September 1999 and joined KKR. Mr. Calbert started his professional career as a consultant with Arthur Andersen Worldwide, where his primary focus was on the retail/consumer industry. He served as our Chairman until December 2008. KKR's affiliates indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, L.P. and related entities. Mr. Calbert is currently on the board of directors of Toys "R" Us, Inc. and U.S. Foodservice.

              Mr. Dreiling joined Dollar General in January 2008 as Chief Executive Officer and a member of our Board. He was appointed Chairman of the Board on December 2, 2008. Prior to joining Dollar General, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., the largest drugstore chain in New York City, from November 2005 until January 2008 and as Chairman of the Board of Duane Reade from March 2007 until January 2008. Prior to that, Mr. Dreiling, beginning in March 2005, served as Executive Vice President—Chief Operating Officer of Longs Drug Stores Corporation, an operator of a chain of retail drug stores on the West Coast and Hawaii, after having joined Longs in July 2003 as Executive Vice President and Chief Operations Officer. From 2000 to 2003, Mr. Dreiling served as Executive Vice President—Marketing, Manufacturing and Distribution at Safeway, Inc., a food and drug retailer. Prior to that, Mr. Dreiling served from 1998 to 2000 as President of Vons, a Southern California food and drug division of Safeway.

              Mr. Jones has been with Goldman, Sachs & Co. since 1994. He is a managing director in Principal Investment Area in New York where he focuses on consumer-related and healthcare opportunities. Affiliates of Goldman, Sachs & Co. indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, L.P. and related entities. Mr. Jones is currently on the board of directors of Biomet, Inc., Education Management Corporation, HealthMarkets, Inc., Signature Hospital, LLC, Michael Foods, Inc. and Del Taco Holdings, Inc. He also previously served on the board of directors of Burger King Holdings, Inc. from 2002 to 2008.

              Mr. Rhodes was elected Chairman of AutoZone, a specialty retailer and distributor of automotive replacement parts and accessories, in June 2007. He has served as President, Chief Executive Officer, and a director of AutoZone since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President—Store Operations and Commercial. Prior to 2005, he had been Senior Vice President—Supply Chain and Information Technology since 2002, and prior thereto had been Senior Vice President—Supply Chain since 2001. Prior to that time, he served in various capacities with AutoZone, including Vice President—Stores, Senior Vice President—Finance and Vice President—Finance and Vice President—Operations Analysis and Support. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young, LLP.

              Mr. Rickard served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation, a retail pharmacy chain and provider of healthcare services and pharmacy benefits management, from September 1999 until his retirement in December 2009. Prior to joining CVS Caremark, Mr. Rickard was the Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas. Mr. Rickard is a director of Harris Corporation and Jones Lang LaSalle Incorporated. He served as a director of The May Companies from January 2005 to August 2005.

How are directors identified and nominated?

              All persons nominated for election as directors at the 2011 annual meeting are currently serving on our Board of Directors and were recommended for re-election by our Nominating and Corporate Governance Committee. We established that Committee in connection with the initial public offering of our common stock in November 2009. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending future director candidates, subject to the terms of the shareholders' agreement and Mr. Dreiling's employment agreement discussed below.

              The Nominating and Corporate Governance Committee's charter and our Corporate Governance Guidelines require the Committee to consider candidates timely submitted by our shareholders in accordance with the notice provisions and procedures set forth in our Bylaws (as described below under "Can shareholders nominate directors?") and to apply the same criteria to the evaluation of those candidates as the Committee applies to other director candidates. The Committee may also use a variety of other methods to identify potential director candidates, such as recommendations by our directors, management, or third party search firms. No third party search firm is currently retained to assist in that process. Our Board is responsible for nominating the slate of directors to be elected by our shareholders at the annual meeting, upon the Committee's recommendation.

              Our directors, Messrs. Agrawal, Calbert, Dreiling and Jones, are managers of Buck Holdings, LLC, which serves as the general partner of Buck Holdings, L.P. The Second Amended and Restated Limited Liability Company Agreement of Buck Holdings, LLC generally requires that Buck Holdings, LLC cause any of our common stock held by Buck Holdings, L.P. to be voted in favor of any person designated to be a member of our Board pursuant to our shareholders' agreement with Buck Holdings, L.P. described below.

              Pursuant to our shareholders' agreement with Buck Holdings, L.P. and the sponsor shareholders identified in that agreement, certain of our shareholders have the right to designate nominees to our Board, subject to their election by our shareholders at the annual meeting. Specifically, KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P., 8 North America Investor LP and their respective permitted transferees (collectively, the "KKR Shareholders") have the right to designate the following percentage of the number of total directors comprising our Board so long as Buck Holdings, L.P. beneficially owns the following specified amount of the then outstanding shares of our common stock:

% of Directors KKR may Designate	Beneficial Ownership of Dollar General Common Stock by Buck Holdings, L.P.
Up to a majority	>50%
Up to 40%	>40% but < or equal to 50%
Up to 30%	>30% but < or equal to 40%
Up to 20%	>20% but < or equal to 30%
Up to 10%	At least 5%

              Any fractional amount that results from determining the percentage of the total number of directors will be rounded up to the nearest whole number (for example, if the applicable percentage would result in 2.1 directors, the KKR Shareholders will have the right to designate 3 directors). In addition, in the event that the KKR Shareholders only have the right to designate one director, they also have the right to designate one person to serve as a non-voting observer to the Board.

              In addition, pursuant to the shareholders' agreement, GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Offshore Fund, L.P., GSUIG, L.L.C., Goldman Sachs DGC Investors, L.P. and Goldman Sachs DGC Investors Offshore Holdings, L.P., and their permitted transferees (collectively, the "Goldman Shareholders") have the right to designate (i) one director so long as they beneficially own at least 5% of the then outstanding shares of our common stock and (ii) one person to serve as a non-voting observer.

              Each of the KKR Shareholders and the Goldman Shareholders have the right to remove and replace their director-designees at any time and for any reason and to fill any vacancies otherwise resulting in such director positions.

              Pursuant to the shareholders' agreement, the KKR Shareholders have nominated Messrs. Calbert and Agrawal, and the Goldman Shareholders have nominated Mr. Jones. These nominees, like all of our director nominees, are subject to election by our shareholders at our annual meeting.

              Given current beneficial ownership by Buck Holdings, L.P. of our common stock, we are a "controlled company" under New York Stock Exchange ("NYSE") listing standards. For as long as we continue to qualify as a "controlled company" under NYSE listing standards and subject to applicable law, (i) the KKR Shareholders have the right to designate a majority of the members of our Nominating and Corporate Governance Committee and up to two members of our Compensation Committee and (ii) the Goldman Shareholders have the right to designate one member to each such committee, as long as the Goldman Shareholders have the right to designate one director to our Board. If we do not qualify as a "controlled company" under NYSE listing standards, the KKR Shareholders have the right to designate one member to each of our Nominating and Corporate Governance Committee and Compensation Committee for as long as they have the right to designate one director to our Board.

              In addition, our employment agreement with Mr. Dreiling provides that (1) our Nominating and Corporate Governance Committee shall nominate him to serve as a member of our Board each year that he is slated for reelection to the Board; and (2) Dollar General shall also recommend to the Board that Mr. Dreiling serve as Chairman of the Board. Failure to nominate Mr. Dreiling for election by our shareholders to our Board would give rise to a breach of contract claim.

              Our CEO initially recommended Messrs. Bryant and Rhodes to our Board for consideration, while Mr. Rickard was initially recommended by certain of our non-management directors.

How are nominees evaluated; what are the minimum qualifications?

              Subject to the shareholders' agreement and Mr. Dreiling's employment agreement discussed above, the Nominating and Corporate Governance Committee is charged with identifying, recruiting and recommending to the Board only those candidates that the Committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. We have a policy to strive to have a Board representing diverse experience at policy-making levels in business, education or other areas that are relevant to our business. To implement this policy, the Committee assesses diversity in evaluating each candidate's individual qualifications in the context of how that candidate would relate to the Board as a whole. The Committee will periodically assess the effectiveness of this policy by considering whether the Board as a whole represents such diverse experience and recommending to the Board changes to the criteria for selection of new directors as appropriate. The Committee recommends candidates, including those submitted by shareholders, only if the Committee believes the candidate's knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Dollar General shareholders.

              For as long as we continue to qualify as a "controlled company" under NYSE listing standards, we do not have to comply with the general NYSE rule that a majority of the Board be independent.

              The Nominating and Corporate Governance Committee assesses a candidate's independence, background and experience, as well as the current Board's skill needs and diversity. With respect to incumbent directors selected for re-election, the Committee assesses each director's meeting attendance record and the suitability of continued service. In addition, individual directors and any nominee should be in a position to devote an adequate amount of time to the effective performance of director duties and possess the following characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management.

What particular experience, qualifications, attributes or skills led the Board of Directors to conclude that each nominee should serve as a director of Dollar General?

              Our Board of Directors believes that each of this year's nominees is in a position to devote an adequate amount of time to the effective performance of director duties and has concluded that each nominee possesses the minimum qualifications identified under "How are nominees evaluated; what are the minimum qualifications" above. In considering the Board as a whole, the Board has determined that this year's nominees complement each other, meet the Board's skill needs, and represent diverse experience at policy-making levels in areas relevant to our business.

              In addition, the Board believes that the nominees possess the following experience, qualifications, attributes and skills and considered the following in determining that the nominees should serve as directors of Dollar General:

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  Mr. Dreiling.    Mr. Dreiling brings to Dollar General over 40 years of retail experience at all operating levels. He provides a unique perspective regarding our industry as a result of his experience progressing through the ranks within various retail companies. Mr. Dreiling also has a thorough understanding of all key areas of our business as a result of his experience overseeing the operations, marketing, manufacturing and distribution functions of other retail companies. In addition, Mr. Dreiling's service in leadership and policy-making positions of other companies in the retail industry has provided him with the necessary leadership skills to effectively guide and oversee the direction of Dollar General and with the consensus-building skills required to lead our management team and our Board. Moreover, during the more than 3 years that Mr. Dreiling has served as our CEO, he has gained a thorough understanding of our operations and has managed us through significant change.

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  Mr. Agrawal.    Mr. Agrawal, who was nominated by the KKR Shareholders pursuant to the shareholders' agreement, has 10 years of experience in managing and analyzing companies owned by private equity companies, including over 3.5 years with Dollar General. He has a strong understanding of corporate finance and strategic business planning activities. While serving as a member of KKR's Retail and Energy industry teams, he gained significant experience advising retail companies. In addition, his experience as a director of companies outside the retail industry enables Mr. Agrawal to contribute a different perspective to Board discussions. Mr. Agrawal also has invaluable risk assessment experience.

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  Mr. Bryant.    Mr. Bryant has over 40 years of retail experience, including experience in marketing, merchandising, operations and finance. His substantial experience in leadership and policy-making roles at other retail companies provides him with an extensive understanding of our industry, as well as with valuable executive management skills and the ability to effectively advise our CEO. As a former board chairman and as the chairman of the governance and nominating committee of another public company, Mr. Bryant also possesses leadership experience in the area of corporate governance. As a result, our Board has chosen Mr. Bryant to preside over the executive sessions of our independent directors. Mr. Bryant obtained his B.S. from Cal State University in 1971 and his MBA from Azuza Pacific University in 1982. He also completed a Harvard University Finance Course in 1995.

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  Mr. Calbert.    Mr. Calbert, who was nominated by the KKR Shareholders pursuant to the shareholders' agreement and who has served on our Board for over 3.5 years, has considerable experience in managing private equity portfolio companies and is familiar with corporate finance and strategic business planning activities. As the head of KKR's Retail industry team, Mr. Calbert has a strong background and extensive experience in advising and managing companies in the retail industry, including evaluating business strategies, financial plans and structures, and management teams. Mr. Calbert also has a significant financial and accounting background evidenced by his prior experience as the chief financial officer of a public retail company and his 10 years of practice as a certified public accountant. Our Board has chosen Mr. Calbert to lead the executive sessions of the non-management directors.

  •
  Mr. Jones.    Mr. Jones, who was nominated by the Goldman Shareholders pursuant to the shareholders' agreement, has 13 years of experience in governing private equity portfolio companies, including over 3.5 years with Dollar General. His 17 years at Goldman, Sachs & Co. have provided him with extensive understanding of corporate finance and strategic business planning activities. In addition, his experience as a director of public companies outside of the retail industry and his focus at Goldman Sachs on consumer and healthcare companies enables Mr. Jones to contribute a different perspective to Board discussions.

  •
  Mr. Rhodes.    Mr. Rhodes has 16 years of experience in the retail industry, including extensive experience in operations, supply chain and finance, among other areas. This background serves as a strong foundation for offering invaluable perspective and expertise to our CEO and our Board. In addition, his experience as a board chairman and chief executive officer of a public retail company and as the Chairman of the Retail Industry Leaders Association provides leadership, consensus-building, strategic planning and budgeting skills, as well as extensive understanding of both short- and long-term issues confronting the retail industry. Mr. Rhodes also has a strong financial background, and our Board has determined that he qualifies as an audit committee finance expert.

  •
  Mr. Rickard.    Mr. Rickard has held senior management and executive positions for much of his 38 years in the corporate world. He has significant retail experience and a diverse retail industry background, including experience serving on the board of another retail company. He also has an extensive financial and accounting background, having served as the chief financial officer of two public companies, including a large retailer. As a result, our Board has determined that Mr. Rickard is an audit committee financial expert and has elected him to serve as the Chairman of the Audit Committee. Mr. Rickard's financial experience within the retail industry also brings expertise and perspective to our Board's discussions regarding strategic planning and budgeting.

              Acting upon the recommendation of the Nominating and Corporate Governance Committee and in accordance with the shareholders' agreement, our Board has concluded that these nominees possess the appropriate experience, qualifications, attributes and skills to serve as directors of Dollar General and has nominated these individuals to be elected by our shareholders at our annual meeting.

Can shareholders nominate directors?

              The KKR Shareholders and the Goldman Shareholders may nominate directors pursuant to the shareholders' agreement discussed above under "How are directors identified and nominated." Other shareholders can nominate directors by following the procedures set forth in our Bylaws. In short, the shareholder must timely deliver a written notice to our Corporate Secretary at 100 Mission Ridge, Goodlettsville, TN 37072. To be timely, the notice must be received no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. However, if the meeting is held more than 30 days before or more than 60 days after such anniversary date, the notice must be received no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting. If the first public announcement of the annual meeting date is less than 100 days prior to the date of such annual meeting, the notice must be received by the 10th day following the day on which the public announcement was made.

              For example, to be considered for the 2012 annual shareholders' meeting, if the 2012 annual meeting is held not more than 30 days before and not more than 60 days after May 25, 2012, the notice must be received no earlier than the close of business on January 26, 2012 and no later than the close of business on February 25, 2012. The notice must contain all information required by our Bylaws about the shareholder proposing the nominee and about the nominee, which generally includes:

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    the nominee's name, age, business address and residence address;

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    the nominee's principal occupation or employment;

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    the class and number of shares of Dollar General stock that are beneficially owned by the nominee;

    •
    any other information relating to the nominee that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

    •
    the name and address of the shareholder proposing the nominee, as they appear on our record books, and the name and address of the beneficial holder (if applicable);

    •
    the class and number of shares of Dollar General that are beneficially owned by the shareholder proposing the nominee;

    •
    any other interests of the proposing shareholder or the proposing shareholder's immediate family in the securities of Dollar General, including interests the value of which is based on increases or decreases in the value of securities of Dollar General or the payment of dividends by Dollar General;

    •
    a description of all compensatory arrangements or understandings between the proposing shareholder and each nominee; and

    •
    a description of all arrangements or understandings between the proposing shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder.

              You should consult our Bylaws for more detailed information regarding the process by which shareholders may nominate directors. Our Bylaws are posted on the "Investor Information—Corporate Governance" portion of our web site located at www.dollargeneral.com. No shareholder nominees have been proposed for this year's meeting, other than the nominees designated pursuant to the shareholders' agreement as discussed above.

What if a nominee is unwilling or unable to serve?

              That is not expected to occur. If it does, the persons designated as proxies on your proxy card are authorized to vote your proxy for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

              There are no familial relationships between any of the nominees or between any of the nominees and any of our executive officers.

What does the Board of Directors recommend?

              Our Board recommends that you vote FOR the election of each of the director nominees.

CORPORATE GOVERNANCE

Does Dollar General combine the positions of Chairman and CEO?

              Yes. Our CEO, Mr. Dreiling, serves as the Chairman of our Board of Directors. Mr. Dreiling's employment agreement with us provides that Dollar General shall recommend to the Board that he serve as the Chairman of the Board for as long as he is employed under such agreement.

              The Board believes combining these roles provides an efficient and effective leadership model for Dollar General because, given Mr. Dreiling's day-to-day involvement with and intimate understanding of our specific business, industry and management team, Mr. Dreiling is particularly suited to effectively identify strategic priorities, lead the discussion and execution of strategy, and facilitate information flow between management and the Board. The Board further believes that combining these roles fosters clear accountability, effective decision-making, and alignment on the development and execution of corporate strategy. To promote effective independent oversight, the Board has adopted a number of governance practices, including:

  •
  Ensuring the opportunity for executive sessions of the independent directors after every regularly scheduled Board meeting. While the Board has not appointed a lead independent director, Mr. Bryant has been chosen to preside over such executive sessions.

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  Ensuring the opportunity for executive sessions of the non-management directors after every regularly scheduled Board meeting. The Board has chosen Mr. Calbert to preside over such executive sessions.

  •
  Conducting annual performance evaluations of Mr. Dreiling by the Compensation Committee, the results of which are reviewed with the Board.

              The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of Dollar General and our shareholders.

Does the Board have standing Audit, Compensation and Nominating Committees?

              Yes. Our Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board has determined that all members of the Audit Committee and two members of the Compensation Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. In addition, the Board has established a sub-committee of our Compensation Committee consisting of Messrs. Bryant and Rhodes for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended. None of the members of the Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines.

              The Board has adopted a written charter for each of these committees. All such charters are available on the "Investor Information—Corporate Governance" portion of our web site located at www.dollargeneral.com.

              Current information regarding the Audit, Compensation and Nominating and Corporate Governance Committees is set forth below.

Name of Committee & Members	Committee Functions

AUDIT:	• Selects the independent registered public accounting firm
Mr. Rickard, Chairman	• Pre-approves all audit engagement fees and terms, as well as audit
Mr. Bryant	and permitted non-audit services to be provided by the
Mr. Rhodes	independent registered public accounting firm

•       Reviews an annual report describing the independent registered public accounting firm's internal quality control procedures and any material issues raised by its most recent review of internal quality controls

• Annually evaluates the independent registered public accounting firm's qualifications, performance and independence
• Discusses the audit scope and any audit problems or difficulties
• Sets policies regarding the hiring of current and former employees of the independent registered public accounting firm
• Discusses the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm
• Discusses types of information to be disclosed in earnings press releases and provided to analysts and rating agencies
• Discusses policies governing the process by which risk assessment and risk management is to be undertaken
• Reviews disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting
• Reviews internal audit activities, projects and budget
• Establishes procedures for receipt, retention and treatment of complaints we receive regarding accounting or internal controls
• Discusses with our general counsel legal matters having an impact on financial statements
• Periodically reviews and reassesses the committee's charter
• Provides information to our Board that may be relevant to the annual evaluation of performance and effectiveness of the Board and its committees
• Prepares the report required by the SEC to be included in our proxy statement
• Evaluates and makes recommendations to the Board concerning shareholder proposals relating to matters of which the committee has expertise

Name of Committee & Members	Committee Functions

COMPENSATION:	• Reviews and approves corporate goals and objectives relevant to the
Mr. Calbert, Chairman	compensation of our chief executive officer
Mr. Agrawal	• Determines the compensation of our officers and recommends the
Mr. Bryant	compensation of our directors
Mr. Jones	• Recommends, when appropriate, changes to our compensation
Mr. Rhodes	philosophy and principles
• Oversees overall compensation and benefits programs
• Recommends any changes in our incentive compensation and equity-based plans that are subject to Board approval

•       Reviews and discusses with management, prior to the filing of the proxy statement, the disclosure regarding executive compensation, including the Compensation Discussion and Analysis and compensation tables (in addition to preparing a report on executive compensation for the proxy statement)

• Provides information to our Board that may be relevant to the annual evaluation of the Board and its committees
• Evaluates and makes recommendations to our Board concerning shareholder proposals relating to matters of which the committee has expertise
• Periodically reviews and reassesses the committee's charter
NOMINATING AND	• Develops and recommends criteria for selecting new directors
CORPORATE	• Screens and recommends to our Board individuals qualified to become
GOVERNANCE:	members of our Board
Mr. Calbert, Chairman	• Recommends the structure and membership of Board committees
Mr. Agrawal	• Recommends persons to fill Board and committee vacancies
Mr. Jones	• Develops and recommends Corporate Governance Guidelines
• Evaluates and makes recommendations concerning shareholder proposals relating to matters of which the committee has expertise
• Periodically reviews and reassesses the committee's charter
• Provides information to our Board that may be relevant to the annual evaluation of performance and effectiveness of the Board and its committees

Does Dollar General have an audit committee financial expert serving on its Audit Committee?

              Yes. Our Board has designated Messrs. Rhodes and Rickard as audit committee financial experts and has determined that each is independent as defined in NYSE listing standards and in our Corporate Governance Guidelines. Audit committee financial experts have the same responsibilities as the other Audit Committee members. They are not our auditors or accountants, do not perform "field work" and are not employees. The SEC has determined that designation as an audit committee financial expert will not cause a person to be deemed to be an "expert" for any purpose.

What is the Board's role in risk oversight?

              Our Board of Directors and its committees have an important role in our risk oversight process. Our Board regularly reviews with management our financial and business strategies, which reviews include a discussion of relevant material risks as appropriate. Our General Counsel also periodically reviews with the Board our insurance coverage and programs as well as litigation risks.

              The Audit Committee discusses our policies with respect to risk assessment and risk management, primarily through review and oversight of our enterprise risk management program. Our Internal Audit department coordinates that program, which entails review and documentation of our comprehensive risk management practices, including an assessment of internal and external risks. The program evaluates each risk, identifies mitigation strategies, and assesses the remaining residual risk. The program is updated through interviews with senior management, review of strategic initiatives, evaluation of the fiscal budget, review of upcoming legislative or regulatory changes, and review of other outside information concerning business, financial, legal, reputational, and other risks. Semi-annually the results are presented to the Audit Committee and the categories with high residual risk, along with their mitigation strategies, are discussed individually.

              Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. In addition, as discussed under "Executive Compensation—Compensation Risk Considerations" below, the Compensation Committee also participates in periodic assessments of the risks relating to our overall compensation programs.

              While the Audit Committee and the Compensation Committee oversee the management of the risk areas identified above, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. Our Board believes the division of risk management responsibilities described above is an effective approach for addressing the risks facing Dollar General. Accordingly, the risk oversight role of our Board and its committees has not had any effect on our Board's leadership structure.

How often did the Board and its committees meet in 2010?

              During 2010, our Board, Audit Committee and Compensation Committee each met 5 times and our Nominating and Corporate Governance Committee met once. Each director attended at least 75% of the total of all meetings of the Board and all committees on which he served.

What is Dollar General's policy regarding Board member attendance at the annual meeting?

              Our Board of Directors has adopted a policy that all directors should attend annual shareholders' meetings unless attendance is not feasible due to unavoidable circumstances. All 7 of our Board members attended the 2010 annual shareholders' meeting.

DIRECTOR COMPENSATION

              The following table and text discuss the compensation of persons who served as a member of our Board of Directors during all or part of 2010, other than Mr. Dreiling whose compensation is discussed under "Executive Compensation" below and who was not separately compensated for Board service. We have omitted from this table the columns pertaining to non-equity incentive plan compensation and nonqualified deferred compensation earnings because they are inapplicable.

Fiscal 2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Raj Agrawal	75,000	—	—	—	75,000
Warren F. Bryant	79,500	—	—	—	79,500
Michael M. Calbert	100,000	—	—	—	100,000
Adrian Jones	75,000	—	—	—	75,000
William C. Rhodes, III	79,697	—	—	—	79,697
David B. Rickard	91,461	—	—	—	91,461

(1)
In addition to the annual Board retainer, Mr. Bryant received payment for 3 excess meetings, Mr. Calbert received annual retainers for service as the Chairman of the Compensation Committee and of the Nominating and Corporate Governance Committee, Mr. Rhodes received pro rated payment for his interim service as the Chairman of the Audit Committee for a portion of the first calendar quarter and payment for 3 excess meetings, and Mr. Rickard received an annual retainer for service as the Chairman of the Audit Committee (pro rated for the partial service in the first calendar quarter).

(2)
Grants of restricted stock units were made to Messrs. Agrawal, Bryant, Calbert, Jones, and Rhodes on November 18, 2009 and to Mr. Rickard on January 6, 2010. As of January 28, 2011, each of Messrs. Agrawal, Bryant, Calbert, Jones, and Rhodes had a total of 1,016, and Mr. Rickard had a total of 972, unvested restricted stock units outstanding, Messrs. Agrawal, Bryant and Calbert each had a total of 509 vested restricted stock units outstanding, the payment of which has been deferred, and Mr. Rickard had a total of 487 vested restricted stock units outstanding, the payment of which has been deferred.

(3)
Grants of non-qualified stock options were made to Messrs. Agrawal, Bryant, Calbert, Jones, and Rhodes on November 18, 2009 and to Mr. Rickard on January 6, 2010. As of January 28, 2011, each of Messrs. Agrawal, Bryant, Calbert, Jones, and Rhodes had a total of 5,549, and Mr. Rickard had a total of 5,306, stock options outstanding, 25% of which were vested.

(4)
Perquisites and personal benefits, if any, totaled less than $10,000 per director.

              We do not compensate for Board service any director who simultaneously serves as a Dollar General employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business. We may allow directors to travel on the Dollar General airplane for those purposes.

              Each non-employee director receives quarterly payment of the following cash compensation, as applicable:

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  $75,000 annual retainer for service as a Board member;

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  $17,500 annual retainer for service as chairman of the Audit Committee;

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  $15,000 annual retainer for service as chairman of the Compensation Committee;

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  $10,000 annual retainer for service as chairman of the Nominating and Corporate Governance Committee; and

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  $1,500 for each Board or committee meeting in excess of an aggregate of 12 that a director attends during each fiscal year.

              In addition to the director compensation described above, each non-employee director received in our 2009 fiscal year an equity award with an estimated value of $75,000 on the grant date. Sixty percent of the value of the equity grant consisted of non-qualified stock options to purchase shares of our common stock ("Options") and 40% consisted of restricted stock units ultimately payable in shares of our common stock ("RSUs"). The Options vest as to 25% of the Option on each of the first four anniversaries of the grant date and the RSUs vest as to 33 1/3% of the award on each of our first three annual shareholders' meetings following the grant date, each subject to the director's continued service on our Board. Our directors may elect to defer receipt of shares under the RSUs. We did not grant an annual equity award to our non-employee directors in fiscal 2010.

              Beginning in our 2011 fiscal year, each non-employee director will receive an annual equity award with an estimated value of $75,000 on the grant date as determined by the Compensation Committee's consultant using economic variables such as the trading price of our common stock, expected volatility of the stock trading prices of similar companies, and the terms of the awards. We anticipate that 60% of the value of the annual equity award will consist of Options and 40% will consist of RSUs. We expect that the Options will vest as to 25% of the Option on each of the first four anniversaries of the grant date and that the RSUs will vest as to 33 1/3% of the award on each of the Company's first three annual shareholders' meetings following the grant date, each subject to the director's continued service on our Board. The directors may elect to defer receipt of shares underlying the RSUs.

              The effective date of the annual equity awards (the "grant date") is expected to be the date on which the quarterly Board meeting is held in conjunction with the Company's annual shareholders' meeting, and such awards shall be made to those directors who are elected or reelected at such shareholders' meeting. Any new director appointed after the annual shareholders' meeting but before February 1 of a given year will receive a full equity award no later than the first Compensation Committee meeting following the date on which he or she is elected. Any new director appointed on or after February 1 of a given year but before the next annual shareholders' meeting shall not receive a full or pro-rated equity award, but rather shall be eligible to receive the next regularly scheduled annual award.

DIRECTOR INDEPENDENCE

Is Dollar General subject to the NYSE governance rules regarding director independence?

              Buck Holdings, L.P. controls a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that we have a majority of the Board of Directors that consists of independent directors; and

  •
  the requirements that we have a compensation committee and a nominating/corporate governance committee that are composed entirely of independent directors.

              We are, however, subject to the NYSE and SEC rules that require full independence of our Audit Committee. As a result, our Audit Committee is entirely comprised of independent directors, but we do not have a majority of independent directors on our Board, and our Compensation Committee and our Nominating and Corporate Governance Committee do not consist entirely of independent directors.

How does the Board determine director independence?

              The Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the "Investor Information—Corporate Governance" portion of our web site located at www.dollargeneral.com.

              The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or Audit Committee purposes. The Board then analyzes any relationship of a director to Dollar General or to our management that does not fall within the parameters set forth in the Board's separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards). Any director who has a material relationship is not considered to be independent.

Are all of the current directors and nominees independent?

              Our Board of Directors consists of Raj Agrawal, Warren Bryant, Mike Calbert, Richard Dreiling, Adrian Jones, Bill Rhodes and Dave Rickard. Messrs. Bryant, Rhodes and Rickard serve on our Audit Committee. Messrs. Agrawal, Bryant, Calbert, Jones and Rhodes serve on our Compensation Committee. Messrs. Agrawal, Calbert and Jones serve on our Nominating and Corporate Governance Committee.

              Our Board of Directors has affirmatively determined that Messrs. Bryant, Rhodes and Rickard, but not Messrs. Agrawal, Calbert, Dreiling or Jones, are independent from our management under both the NYSE's listing standards and our additional standards. Any relationship between an independent director and Dollar General or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed or considered by our Board.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Does the Board have a policy for the review, approval or ratification of related-party transactions?

              Our Board of Directors has adopted a written policy for the review, approval or ratification of "related party" transactions. For purposes of this policy, a "related party" includes our directors, executive officers, and greater than 5% shareholders, as well as their immediate family members, and a "transaction" includes one in which (1) the total amount may exceed $100,000, (2) Dollar General is a participant, and (3) a related party will have a direct or indirect material interest (other than as a director or a less than 10% owner of another entity, or both).

              Pursuant to this policy and subject to certain exceptions identified below, all known related party transactions require prior Board approval. In addition, at least annually after receiving a list of immediate family members and affiliates from our directors, executive officers and over 5% shareholders, the Corporate Secretary inquires of relevant internal departments to determine whether any transactions were unknowingly entered into with a related party and presents a list of such transactions, subject to certain exceptions identified below, to the Board for review.

              This policy authorizes Mr. Dreiling to approve a related party transaction in which he is not involved if the total amount is expected to be less than $1 million and if the Board is informed of transactions approved in this manner. In addition, the following transactions are deemed automatically pre-approved and require no further Board review or approval:

    •
    Transactions involving a related party that is an entity or involving another company with a relationship to a related party if the total amount does not exceed the greater of $1 million or 2% of that company's total annual consolidated revenues (total consolidated assets in the case of a lender) and no related party who is an individual participates in the actual provision of services or goods to, or negotiations with, us on the other company's behalf or receives special compensation as a result.

    •
    Charitable contributions if the total amount does not exceed 2% of the entity's total annual receipts and no related party who is an individual participates in the grant decision or receives any special compensation or benefit as a result.

    •
    Transactions where the interest arises solely from share ownership in Dollar General and all of our shareholders receive the same benefit on a pro rata basis.

    •
    Transactions where the rates or charges are determined by competitive bid.

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    Transactions for services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority.

    •
    Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

    •
    Compensatory transactions available on a nondiscriminatory basis to all salaried employees generally, or ordinary course business travel and expenses and reimbursements.

              The policy prohibits the related party from participating in any discussion or approval of the transaction and requires the related party to provide to the Board all material information concerning the transaction.

Were there any related-party transactions in 2010 or are any planned for 2011?

              We describe below the transactions that have occurred since the beginning of 2010, and any currently proposed transactions, that involve Dollar General and exceed $120,000, and in which a related party had or has a direct or indirect material interest.

              Relationships with Management.    Simultaneously with the closing of our 2007 merger and, thereafter, in connection with our offering equity awards to our employees under our 2007 Stock Incentive Plan, we, Buck Holdings L.P. and our employees who hold shares of common stock, or who were granted options to acquire shares of common stock or who were granted shares of restricted common stock, of Dollar General (collectively, "management shareholders") entered into shareholder's agreements (each, a "Management Stockholder's Agreement"). The Management Stockholder's Agreement imposes significant restrictions on transfer of shares of our common stock held by management shareholders that are subject to the agreement. Generally, shares will be nontransferable by any means at any time prior to the fifth anniversary of either the closing date of our July 6, 2007 merger or a later specified date (depending upon the terms of the Management Stockholder's Agreement), except (i) sales pursuant to an effective registration statement filed by us under the Securities Act of 1933 (the "Securities Act") in accordance with the Management Stockholder's Agreement, (ii) a sale to certain permitted transferees, or (iii) as otherwise permitted by our Board of Directors or pursuant to a waiver of the restrictions on transfers; provided, that, in the event KKR or its affiliates transfer limited partnership units owned by them to a third party, such transfer restrictions shall lapse with respect to the same proportion of shares of common stock owned by a management shareholder as the proportion of limited partnership units transferred by KKR and such affiliates relative to the aggregate number of limited partnership units owned by them prior to such transfer. Following our initial public offering in November 2009, we amended the Management Stockholder's Agreements so that shares acquired in the open market or through the directed share program administered as part of the initial public offering are not subject to the transfer restrictions of the Management Stockholder's Agreement. However, shares acquired by executive officers in the open market or through the directed share program will still be subject to any lock-up arrangements with the underwriters of any public offering of shares.

              In the event that a registration statement is filed with respect to our common stock, the Management Stockholder's Agreement prohibits management shareholders from selling shares not included in the registration statement from the time of receipt of notice that we have filed or intend to file such registration statement until 180 days (in the case of an initial public offering) or 90 days (in the case of any other public offering) of the effective date of the registration statement. The Management Stockholder's Agreement also provides for the management shareholder's ability to cause us to repurchase his outstanding stock and vested options (and vested restricted stock, with respect to Mr. Dreiling) subject to the Management Stockholder's Agreement in the event of the management shareholder's death or disability, and for our ability to cause the management shareholder to sell his stock or options subject to the Management Stockholder's Agreement back to us upon certain termination events.

              Certain members of senior management, including the executive officers (the "Senior Management Shareholders"), will have limited "piggyback" registration rights with respect to their shares of our common stock in the event that certain investors sell, or cause to be sold, shares of our common stock in a public offering. Such rights may be voluntarily extended to other members of management as determined by our Board in connection with any given future such sale by certain investors. See the description of the registration rights agreement under "Relationships with the Investors" below. During 2010, we amended these rights to allow for the accumulation of such rights by any employee entitled to exercise, but who elects not to so exercise, such rights in a given offering. In connection with our initial public offering in November 2009, the Senior Management Shareholders agreed to waive their piggyback registration rights arising from that offering in consideration of our releasing them from the transfer restrictions contained in the Management Stockholder's Agreements after the expiration of the 180-day restricted period contained in the underwriting agreement with respect to that number of shares of our common stock equal to the number of shares of our common stock that such Senior Management Shareholders could have required us to register in connection with our initial public offering.

              In connection with his promotion to Executive Vice President in April 2010, Mr. Flanigan was offered the opportunity, and elected, to purchase 5,388 shares of Dollar General common stock under our 2007 Stock Incentive Plan. The shares were purchased at a per share price that equaled the closing price of our common stock on the NYSE on the effective date of purchase ($29.38), for an aggregate purchase price of $158,299. Without such purchase, the stock options granted to Mr. Flanigan in March 2010, as disclosed in the Grants of Plan-Based Awards table under "Executive Compensation" below, would not be eligible to become exercisable. The shares purchased by Mr. Flanigan are subject to certain transfer limitations and repurchase rights by Dollar General as set forth in a Management Stockholder's Agreement between us and Mr. Flanigan.

              Interlocks.    Mr. Dreiling serves as a manager of Buck Holdings, LLC for which Messrs. Calbert, Agrawal and Jones (three of our Compensation Committee members) serve as managers.

              Relationships with the Investors.    In connection with our initial public offering in November 2009, we entered into a shareholders' agreement with affiliates of each of KKR and Goldman, Sachs & Co. Among its other terms, the shareholders' agreement establishes certain rights with respect to our corporate governance including the designation of directors. For additional information regarding those rights, see "How are directors identified and nominated" elsewhere in this document. The shareholders' agreement also provides that, as long as Buck Holdings, L.P. owns at least 35% of our outstanding shares of common stock, the following actions require the approval of the KKR shareholders party to the shareholders' agreement: hiring and firing of our CEO, any change of control as defined in the shareholders' agreement, entering into any agreement providing for the acquisition or divestiture of assets for aggregate consideration in excess of $1 billion, and any issuance of equity securities for an aggregate consideration in excess of $100 million.

              On July 6, 2007 we and Buck Holdings, L.P. entered into an indemnification agreement with KKR and Goldman, Sachs & Co. pursuant to which we agreed to provide customary indemnification to such parties and their affiliates in connection with certain claims and liabilities incurred in connection with certain transactions involving such parties, including the financing for our 2007 merger and pursuant to services provided under the sponsor advisory agreement entered into between us and such parties in connection with our 2007 merger (which agreement was terminated in connection with our initial public offering in November 2009).

              In connection with our 2007 merger, we entered into a registration rights agreement with Buck Holdings, L.P., Buck Holdings, LLC (the general partner of Buck Holdings, L.P.), KKR and Goldman, Sachs & Co. (and certain of their affiliated investment funds), among certain other parties. Pursuant to this agreement, investment funds affiliated with KKR have an unlimited number of demand registration rights and investment funds affiliated with Goldman, Sachs & Co. have two demand registration rights which can be exercised once a year commencing 180 days after our initial public offering in November 2009. Pursuant to such demand registration rights, we are required to register the shares of common stock beneficially owned by them through Buck Holdings L.P. with the SEC for sale by them to the public, provided that each of them hold at least $100 million in registrable securities and such registration is reasonably expected to result in aggregate gross proceeds of $50 million. We are not obligated to file a registration statement relating to any request to register shares pursuant to such demand registration rights without KKR's consent within a period of 180 days after the effective date of any other registration statement we file pursuant to such demand registration rights. In addition, in the event that we are registering additional shares of common stock for sale to the public, whether on our own behalf or on behalf of the investment funds as described above, we are required to give notice of such registration to all parties to the registration rights agreement, including certain senior management members, and such persons have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration. In each such event, we are required to pay the registration expenses.

              Pursuant to this registration rights agreement and the demand registration rights thereunder, secondary offerings of our common stock were completed in April 2010 and December 2010 for which affiliates of KKR and of Goldman, Sachs & Co. served as underwriters. Dollar General did not sell shares of common stock, receive proceeds, or pay any underwriting fees in connection with either secondary offering, but paid resulting aggregate expenses of approximately $1.1 million. Certain members of our management, including certain of our executive officers, exercised registration rights in connection with such offerings.

              Affiliates of KKR and Goldman, Sachs & Co. (among other entities) may be lenders under our senior secured term loan facility, which had a $2.3 billion principal amount at inception and a principal balance as of January 28, 2011 of approximately $1.964 billion. Goldman Sachs Credit Partners L.P. also served as syndication agent for the term loan facility. We paid approximately $53.4 million of interest on the term loan during fiscal 2010. Goldman, Sachs & Co. is a counterparty to an amortizing interest rate swap with a notional amount totaling $323.3 million as of January 28, 2011, entered into in connection with the senior secured term loan facility. We paid Goldman, Sachs & Co. approximately $12.9 million in fiscal 2010 pursuant to this swap.

              In May 2010 and September 2010, we repurchased in the open market $50.0 million and $65.0 million, respectively, aggregate principal amount of 10.625% senior notes due 2015 at a price of 111.0% and of 110.75%, respectively, plus accrued and unpaid interest. KKR Capital Markets LLC, an affiliate of KKR, received in the aggregate approximately $125,000 acting as an agent for Fidelity Capital Markets, which served as broker/dealer in connection with such repurchases.

              From time to time, affiliates of KKR and Goldman, Sachs & Co. may invest in indebtedness issued by us.

              Our Board members, Messrs. Calbert and Agrawal, serve as executives of KKR, while our Board member, Mr. Jones, serves as a Managing Director of Goldman, Sachs & Co. KKR and certain affiliates of Goldman, Sachs & Co. indirectly own, through their investment in Buck Holdings, L.P., a substantial portion of our common stock.

EXECUTIVE COMPENSATION

              We refer to the persons included in the Summary Compensation Table below as our "named executive officers." References to "2011," "2010," "2009," "2008," and "2007" mean, respectively, our fiscal years ending or ended February 3, 2012, January 28, 2011, January 29, 2010, January 30, 2009, and February 1, 2008. References to the "merger" or the "2007 merger" mean our merger that occurred on July 6, 2007 as a result of which substantially all of our common stock became owned by Buck Holdings, L.P. ("Buck"), a Delaware limited partnership controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. ("KKR"). Buck continues to own in excess of 70% of our outstanding common stock.

Compensation Discussion and Analysis

Executive Overview

              The overarching goal of our executive compensation program is to serve the long-term interests of our shareholders. A competitive executive compensation package is critical for us to attract, retain and motivate persons who we believe have the ability and desire to deliver superior shareholder returns. We strive to balance the short-term and long-term components of our executive compensation program to incent achievement of both our annual and long-term business strategies, to pay for performance and to maintain our competitive position in the market in which we compete for executive talent. We believe the success of our program is evidenced by the following key financial and operating results for 2010:

  •
  Total sales increased 10.5% over 2009. Sales in same-stores increased 4.9%, following a strong 9.5% increase in 2009.

  •
  Gross profit, as a percentage of sales, was 32.0%, an increase of 76 basis points over 2009.

  •
  SG&A, as a percentage of sales, was 22.3% compared to 23.2% in 2009.

  •
  We reported net income of $627.9 million, or $1.82 per diluted share, compared to net income of $339.4 million, or $1.04 per diluted share, in 2009.

  •
  We generated approximately $825 million of cash flows from operating activities, an increase of over 22% compared to 2009.

  •
  We opened 600 new stores, remodeled or relocated 504 stores, and closed 56 stores, resulting in a store count of 9,372 on January 28, 2011.

  •
  Adjusted EBITDA, as defined and calculated for purposes of both our annual Teamshare bonus program and our outstanding performance-based stock option awards, was $1.56 billion versus $1.28 billion in 2009.

  •
  ROIC, as defined and calculated for purposes of our annual Teamshare bonus program, was 22.31%.

              While our executive compensation program in 2010 remained relatively unchanged from the last several years, the following identifies material items pertaining to our named executive officers:

  •
  We negotiated an amended and restated employment agreement with Mr. Dreiling.

  •
  We awarded Mr. Dreiling a special stock option grant to both recognize his role in achieving our superior financial results and to incentivize further outstanding financial performance.

  •
  We added ROIC as a second performance metric to our short-term cash incentive plan for officer-level employees in order to recognize the importance of (1) our ability to achieve an appropriate return on our invested capital and (2) the management and level of investments necessary to achieve superior business performance.

  •
  We achieved adjusted EBITDA and ROIC performance levels at 105.5% and 100.9% of the targeted levels under our Teamshare bonus program.

  •
  The 2010 tranche of the outstanding performance-based equity awards vested as a result of our achievement of the adjusted EBITDA performance goal.

              Our Compensation Committee will continue to evaluate our executive compensation program and make changes when it believes it to be appropriate and in the best interests of our shareholders.

Executive Compensation Philosophy and Objectives

              We strive to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the interests of our named executive officers with the long-term interests of our shareholders. The material compensation principles applicable to the 2010 and 2011 compensation of our named executive officers included the following, all of which are discussed in more detail in "Elements of Named Executive Officer Compensation" below:

  •
  We generally target total compensation at the benchmarked median of our market comparator group, but we make adjustments based on circumstances, such as unique job descriptions and responsibilities as well as our particular niche in the retail sector, that are not reflected in the market data. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median of our comparator group.

  •
  We set base salaries to reflect the responsibilities, experience, performance and contributions of the named executive officers and the salaries for comparable benchmarked positions, subject to minimums set forth in employment agreements.

  •
  We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

  •
  We promote share ownership to align the interests of our named executive officers with those of our shareholders.

              The Compensation Committee utilizes employment agreements with the named executive officers which, among other things, set forth minimum levels of certain compensation components. The Committee believes such arrangements are a common protection offered to named executive officers at other companies and help to ensure continuity and aid in retention. The employment agreements also provide for standard protections to both the executive and to Dollar General should the executive's employment terminate. In 2010, after achieving tremendous financial results, we entered into an amended and restated employment agreement with Mr. Dreiling, described under "Compensation of Mr. Dreiling" below.

Named Executive Officer Compensation Process

              Oversight.     The Compensation Committee of our Board of Directors approves the compensation of our named executive officers, while its subcommittee consisting entirely of independent directors (the "162(m) Subcommittee") approves any portion that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code or that is intended to be exempt for purposes of Section 16(b) of the Securities Exchange Act of 1934. Messrs. Calbert, Agrawal, Jones, Rhodes, and Bryant serve on our Compensation Committee, and Messrs. Rhodes and Bryant make up the 162(m) Subcommittee.

              Use of Outside Advisors.     In March 2010, the Compensation Committee entered into a new written agreement with Hewitt Associates ("Hewitt") and reaffirmed the selection of Hewitt, which had served as the Committee's consultant since our 2007 merger, as its compensation consultant. In December 2010, after Meridian Compensation Partners ("Meridian") was formed as a spin-off of Hewitt's executive compensation consulting business and after undertaking an independence analysis pertaining to Meridian, the Committee entered into a written agreement with Meridian and selected Meridian to serve as its independent compensation consultant. The written agreement details the terms and conditions under which Meridian will provide independent advice to the Committee in connection with matters pertaining to executive and director compensation. Under the agreement, the Committee shall determine the scope of Meridian's services, which is anticipated to include but not be limited to guiding the Committee's decision making with respect to executive compensation matters, providing advice on our executive pay philosophy, compensation peer group and incentive plan design, providing competitive market studies, and apprising the Committee about emerging best practices and changes in the regulatory and governance environment. Throughout this document, when we refer to the Committee's consultant we are referring to either Hewitt or Meridian, depending upon the applicable time period.

              In addition to services relating to director and executive compensation, from time to time Hewitt has provided consulting services to management for various projects and assignments pertaining to general employee compensation, benefits, and other matters. Under the agreement with Meridian, Committee approval would be required before Meridian could provide such additional services to management. Fees incurred for services and products provided by Meridian and/or Hewitt unrelated to director and executive compensation did not exceed $120,000 in 2010.

              The Committee's consultant attends such Committee meetings and private sessions as requested by the Committee. The Committee's members also are authorized to consult directly with the Committee's consultant at other times as desired. During 2010, the Committee's Chairman periodically consulted directly with the Committee's consultant, as did Mr. Dreiling and Mr. Ravener and other non-executive members of our human resources group, in connection with named executive officer compensation (as described below under "Management's Role"). The Committee reviewed benchmark information provided by its consultant regarding 2010 executive compensation and discussed with Messrs. Dreiling and Ravener their executive compensation recommendations. With respect to 2011 executive compensation decisions thus far, Meridian has met directly with the Committee to review the 2010 compensation benchmark study and its application in 2011.

              Management's Role.     Messrs. Dreiling and Ravener, along with non-executive members of the human resources group, assist the Compensation Committee's consultant in gathering and analyzing relevant competitive data and identifying and evaluating various alternatives for named executive officer compensation (including their own). Messrs. Dreiling and Ravener discuss with the Committee their recommendations regarding named executive officer pay components, typically based on benchmarking data compiled by the Committee's consultant; however, Mr. Dreiling does not participate in the Committee's discussions of his own compensation. Mr. Dreiling subjectively assesses performance of each of the other named executive officers (see "Use of Performance Evaluations" below).

              Although the Committee values and welcomes such input from management, it retains and exercises sole authority to make decisions regarding named executive officer compensation.

              Use of Performance Evaluations.     At the end of each fiscal year, the Committee assesses the performance of Mr. Dreiling, and Mr. Dreiling assesses the performance of each of the other named executive officers. These evaluations are designed to determine each such officer's overall success in meeting or exhibiting certain enumerated factors, including our four publicly disclosed operating priorities and certain core attributes on which all of our employees are evaluated. These evaluations are entirely subjective; no objective criteria or relative weighting is assigned to any individual factor considered in the evaluation.

              The Committee uses the performance evaluation results as an eligibility threshold for annual base salary increases and Teamshare bonus payments. In other words, a determination of unsatisfactory (i.e., "unsatisfactory" or "needs improvement") performance for the last completed fiscal year would generally preclude a named executive officer from receiving any annual base salary increase or Teamshare bonus payment (although the Committee would have discretion to approve a Teamshare bonus payment in the event of a "needs improvement" performance rating). Otherwise, the results of the performance evaluations have not been used to determine the amount of the Teamshare bonus payment; rather, such amount is determined solely based upon the Company's level of achievement of pre-established financial performance measures. Each named executive officer received a satisfactory (i.e., "good," "very good," or "outstanding") overall subjective performance evaluation with respect to each of 2009 and 2010.

              Beginning with the March 2010 process, the performance evaluation results are also partly used to determine the amount of the annual base salary increases. Any named executive officer who receives a satisfactory performance rating is given a percentage base salary increase that equals the overall budgeted amount for the Company's U.S.-based employee population unless:

  •
  the executive's performance assessment relative to other executives supports a higher or lower percentage increase;

  •
  the market benchmarking data indicate that an upward market adjustment would be desirable to more closely align compensation with the median of the market comparator group; and/or

  •
  an additional or exceptional event occurs, such as an internal equity adjustment, a promotion or a change in responsibilities or similar one-time adjustment is required.

              Actual annual base salary determinations are discussed under "Elements of Named Executive Compensation—Base Salary" below.

              Use of Market Benchmarking Data.     We must pay compensation that is competitive with the external market for executive talent in order to attract and retain named executive officers who we believe will enhance our long-term business results. We believe that this primary talent market consists of retail companies with revenues both larger and smaller than ours and with similar business models to ours because those companies have executive positions similar in breadth, complexity and scope of responsibility to ours. For 2010, the Committee's consultant provided data regarding total and individual compensation elements from its proprietary salary survey database and from the proxy statements of selected retail companies that met these criteria. We refer to this combined group, which is approved by the Committee, as the market comparator group. In 2010, the market comparator group consisted of 7-Eleven, AutoZone, Big Lots, Collective Brands, Family Dollar, Genuine Parts, McDonald's, Nordstrom, OfficeMax, PetSmart, Staples, J.C. Penney, The Gap, Macy's, Blockbuster, The Pantry, Ross Stores and Yum Brands.

              The Committee may also consider summary market data from all retail companies in the compensation consultant's database and from the proxy statement information for certain other significantly larger retail companies to help gain a general understanding of overall retail compensation trends. The Committee did not use such additional summary market data as reference points upon which to base, justify or provide a framework for the 2010 or 2011 compensation decisions.

              For 2011 compensation decisions, the Committee requested that Meridian obtain updated CEO benchmark data from the same market comparator group to be certain the Committee was aware of any significant movement in CEO compensation levels within the market comparator group. However, for all other named executive officer 2011 compensation decisions, the Committee relied upon information from the 2010 market comparator group that had been increased, or "aged," by 2.5% upon Meridian's advice that common public company practice is to conduct a full benchmark review only once every two years and that 2.5% was a reasonable estimate of the degree of movement in officer salaries in the retail industry from 2010 to 2011. The Committee determined this was an acceptable method for estimating market salaries for officer positions, while reducing the cost associated with an annual benchmark study.

              The Committee believes that the median of the competitive market generally is the appropriate target for a named executive officer's total compensation. However, the Committee recognizes that because of liquidity and other comparability issues, it is difficult to compare equity awards that were granted to our named executive officers, as a controlled company and under an equity structure more common to private companies, to equity granted to named executive officers of a more typical public company. As a result, the Committee has focused primarily on total cash compensation in comparing our executive compensation program with companies in the market comparator group.

Elements of Named Executive Officer Compensation

              We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits and perquisites. The Compensation Committee believes that each of these elements is a necessary component of the total compensation package and is consistent with compensation programs at competing companies.

              Base Salary.     Base salary generally promotes the recruiting and retention functions of our compensation principles by reflecting the salaries for comparable positions in the competitive marketplace, by rewarding strong performance, and by providing a stable and predictable source of income for our executives. Because the Compensation Committee believes that we would be unable to attract or retain quality named executive officers in the absence of competitive base salary levels, this component constitutes a significant portion of a named executive officer's total compensation. The employment agreements between Dollar General and the named executive officers set forth minimum base salary levels, but the Compensation Committee retains sole discretion to increase these levels from time to time.

              In 2010 and 2011, to determine annual base salary increases for each named executive officer other than Mr. Dreiling, the Committee determined, upon Mr. Dreiling's recommendation, that the named executive officers' performance assessments relative to other executives supported a percentage increase equal to that which was budgeted for our entire U.S.-based employee population (see "Use of Performance Evaluations" above). In addition, after reviewing the benchmarking data of the market comparator group (see "Use of Market Benchmarking Data" above), the Committee determined that market adjustments were not necessary for any named executive officer in 2010 or for any named executive officer other than Mr. Ravener in 2011. Accordingly, each of the named executive officers received the budgeted 2.5% annual base salary increase in each of 2010 and 2011. Mr. Ravener received a further 0.82% annual base salary increase in 2011 as a result of the market adjustment in order to more closely align his total cash compensation to the median of the market comparator group. All such increases were effective as of April 1 of the applicable year.

              With respect to 2010 annual base salary, each of Messrs. Flanigan and Ravener received a base salary increase of 3.5% effective March 24, 2010, in addition to the 2.5% budgeted increase discussed above, in connection with his promotion to an executive vice president level position. The amounts of the salary increases were determined necessary to more closely align total cash compensation within the median of the market comparator group for the applicable new position and to recognize each such officer's greater responsibility level.

              Mr. Dreiling's 2010 annual base salary increase was negotiated in connection with the renewal of his employment agreement. The 2.5% salary increase was effective April 1, 2010, and was settled upon after considering Mr. Dreiling's performance assessment and our annual base salary budget for all U.S.-based employees. However, because the benchmarking data indicated that Mr. Dreiling's total cash compensation was below the median of the market comparator group, the Committee increased his Teamshare bonus target for fiscal 2010 as discussed under "Short-Term Cash Incentive Plan" below.

              To determine Mr. Dreiling's annual base salary increase for 2011, the Committee took into account Mr. Dreiling's performance assessment, the amount budgeted for our entire U.S.-based employee population (see "Use of Performance Evaluations" above), and the benchmarking data of the market comparator group (see "Use of Market Benchmarking Data" above). Such benchmarking data indicated that Mr. Dreiling's total cash compensation was below the median of the market comparator group. Accordingly, the Committee approved a 5% annual base salary increase effective as of April 1, 2011, which consists of the budgeted 2.5% increase and the additional 2.5% market adjustment intended to more closely align Mr. Dreiling's total cash compensation with the median of the market comparator group. Mr. Dreiling's target bonus percentage for the 2011 short-term cash incentive plan was also increased as discussed further below.

              Short-Term Cash Incentive Plan.     Our short-term cash incentive plan, called Teamshare, motivates named executive officers to achieve pre-established, objective, annual financial goals. Teamshare provides an opportunity for each named executive officer to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General's achievement of one or more pre-established financial performance measures. For our named executive officers, the Teamshare program is established pursuant to our Annual Incentive Plan, under which "covered employees" under Section 162(m) of the Internal Revenue Code, any of our executive officers, and such other of our employees as the Committee may select (including our named executive officers), may earn up to $5 million (up to $2.5 million prior to 2010) in respect of a given fiscal year, subject to the achievement of certain performance targets based on any of the following performance measures: net earnings or net income (before or after taxes), earnings per share, net sales or revenue growth, gross or net operating profit, return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating margins, productivity ratios, share price (including, but not limited to, growth measures and total shareholder return), expense targets, margins, operating efficiency, customer satisfaction, working capital targets, economic value added, volume, capital expenditures, market share, costs, regulatory ratings, asset quality, net worth, or safety. The Committee administers the Annual Incentive Plan and can amend or terminate it at any time.

              As a threshold matter, a named executive officer's eligibility to receive a bonus under the Teamshare program depends upon his or her receiving an overall subjective individual performance rating of satisfactory (see "Use of Performance Evaluations" above). Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders. Teamshare also helps us meet our recruiting and retention objectives by providing compensation opportunities that are consistent with those prevalent in our market comparator group.

              (a)    2010 Teamshare Structure.    The Committee selected adjusted EBITDA, as calculated below, for the primary financial performance measure and added return on invested capital ("ROIC"), calculated as set forth below, as an additional financial performance measure for officer-level employees to reflect the importance of achieving an appropriate return on our invested capital and the management of and level of investments necessary to achieve superior business performance. The Committee weighted the ROIC measure at 10% and the adjusted EBITDA measure at 90% of the total Teamshare bonus, recognizing that EBITDA is the most critical measure of our current performance, enables the payment of debt, and funds our growth and our day-to-day operations.

              For purposes of the 2010 Teamshare program, adjusted EBITDA is computed in accordance with our credit agreements, and ROIC is calculated as total return (calculated as the sum of operating income, depreciation and amortization and minimum rentals, less taxes) divided by average invested capital of the most recent five quarters (calculated as the sum of total assets and accumulated depreciation and amortization, less cash, goodwill, accounts payable, other payables, accrued liabilities, plus 8x minimum rentals). Each of adjusted EBITDA and ROIC calculations shall:

  •
  exclude the impact of (a) certain costs, fees and expenses related to our acquisition and related financing by KKR, any refinancings, any related litigation or settlements of such litigation, and the filing and maintenance of a market maker registration statement; (b) any costs, fees and expenses directly related to any transaction that results in a Change in Control (within the meaning of our 2007 Stock Incentive Plan) or related to any primary or secondary offering of our common stock or other security; (c) share-based compensation charges (for adjusted EBITDA only); (d) any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; (e) any gains or losses associated with the early retirement of debt obligations; (f) charges resulting from significant natural disasters; and (g) any significant gains or losses associated with our LIFO computation; and

  •
  unless the Committee disallows any such item, also exclude (a) non-cash asset impairments; (b) any significant loss as a result of an individual litigation, judgment or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (c) charges for business restructurings; (d) losses due to new or modified tax or other legislation or accounting changes enacted after the beginning of the 2010 fiscal year; (e) significant tax settlements; and (f) any significant unplanned items of a non-recurring or extraordinary nature.

              The Committee established threshold (below which no bonus may be paid) and target performance levels, discussed below, for each of the adjusted EBITDA and ROIC performance measures. Since fiscal year 2008, there has not been a maximum level of adjusted EBITDA or ROIC performance associated with the Teamshare program, although any individual payout is capped at $5 million, in order to avoid discouraging employees from striving to achieve performance results beyond the maximum levels.

              We did not achieve the threshold Teamshare performance level in fiscal years 2005 or 2006. We achieved Teamshare performance levels between target and maximum in fiscal year 2007. For fiscal years 2008 and 2009, we achieved an adjusted EBITDA performance level of approximately 112.47% and 111.88% of the target, respectively.

              The target adjusted EBITDA performance level for the 2010 Teamshare program was $1.48 billion which, consistent with prior practice, was the same level as our 2010 annual financial plan objective. The Committee considered that level to be challenging and somewhat more difficult to achieve than performance targets for prior years. The Committee also established the adjusted EBITDA threshold at 95% of target, which was consistent with the Committee's 2008 determination that such threshold level was more consistent with other companies within the KKR portfolio than the threshold level used prior to 2008.

              The Committee established the threshold ROIC performance level for the 2010 Teamshare program at the 2009 ROIC year-end actual result of 21.78% because it believed that result was strong and that 2010 results should be as good or better for that metric. The Committee established the ROIC target performance level by determining the expected level of improvement over the 2009 ROIC year-end actual result based on expected productivity enhancements. Specifically, the Company determined the ROIC level that would result if we were to achieve 110% of the adjusted EBITDA target performance level. We then divided the difference between that ROIC level and the threshold ROIC level described above over pro rata increments between those levels to arrive at the ROIC target performance level.

              The bonus payable to each named executive officer if we reached the 2010 target performance levels for each of the adjusted EBITDA and ROIC financial performance measures is equal to the applicable percentage of each executive's salary as set forth in the chart below. Except for Mr. Dreiling, such payout percentages, which are consistent with Teamshare payout percentages for prior years, continued to fall within the median of the payout percentages for the market comparator group. As discussed under "Base Salary" above, the Committee increased Mr. Dreiling's bonus target from 100% to 125% of his base salary in 2010 and to 130% in 2011 in order to more closely align Mr. Dreiling's bonus target and total cash compensation with the median of the market comparator group.

Name	Target Payout Percentage
Mr. Dreiling(1)	125%
Mr. Tehle	65%
Ms. Guion	65%
Mr. Flanigan	65%
Mr. Ravener	65%

(1)
Mr. Dreiling's minimum threshold (50%) and target (125%) bonus percentages are established in his employment agreement with us.

              Bonus payments for financial performance below or above the applicable target levels are prorated on a graduated scale commensurate with performance levels in accordance with the schedule below.

Adjusted EBITDA		ROIC		Total
% of Performance Target	% of Bonus Payable	% of Performance Target	% of Bonus Payable	Bonus at Target
95%	45%	98.5%	5%	50%
96%	54%	98.8%	6%	60%
97%	63%	99.1%	7%	70%
98%	72%	99.4%	8%	80%
99%	81%	99.7%	9%	90%
100%	90%	100.0%	10%	100%
101%	99%	100.3%	11%	110%
102%	108%	100.6%	12%	120%
103%	117%	100.9%	13%	130%
104%	126%	101.2%	14%	140%
105%	135%	101.5%	15%	150%
106%	144%	101.8%	16%	160%
107%	153%	102.1%	17%	170%
108%	162%	102.4%	18%	180%
109%	171%	102.7%	19%	190%
110%	180%	103.0%	20%	200%

              For each 1% adjusted EBITDA increase between the threshold performance level and 110% of the target performance level, the corresponding payout increases by 9% of the target payout amount (based upon the officer's target payout percentage). For each 1% adjusted EBITDA increase above

110% of the target performance level, the corresponding payout increases by 10.24% of the target payout amount (based upon the officer's target payout percentage). For ROIC, each 0.67% increase in performance between the threshold performance level and the target performance level increases the payout percentage by 1%. For each 0.67% increase in ROIC performance above the target performance level, the bonus payout increases by 1%, and above 200% of the target payout level, the bonus payout increases by 1.14%. Payout percentages greater than 200% of the target payout levels are based on an approximate sharing between Dollar General (80%) and the Teamshare participants (20%) of the incremental adjusted EBITDA dollars earned above the 110% of the adjusted EBITDA performance level, split 90% to adjusted EBITDA and 10% to ROIC.

              This proration schedule, through 110% of the target performance level, is consistent with the schedule approved by the Committee in 2007 in reliance upon benchmarking data which, at that time, indicated that the typical practice was to set the threshold payout percentage at half of the target and the maximum payout percentage at twice the target. The Committee determined in 2008 that the proration schedule for adjusted EBITDA performance above 110% of target should approximate a sharing between Dollar General (80%) and the Teamshare participants (20%) of the adjusted EBITDA dollars earned above that level.

              (b)    2010 Teamshare Results.    The Committee approved the adjusted EBITDA/ROIC performance results at 105.5% and 100.9% of target, respectively, which equate to a payout of 152.24% of individual bonus targets under the 2010 Teamshare program. Accordingly, a 2010 Teamshare payout was made to each named executive officer at the following percentages of base salary earned: Mr. Dreiling, 190.30%; and each of Mr. Tehle, Ms. Guion, Mr. Flanigan and Mr. Ravener, 98.96%. Such amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

              (c)    2011 Teamshare Structure.    The Committee has approved a 2011 Teamshare structure similar to that which was approved for 2010. The Committee approved certain changes to the items that are to be excluded from the calculation of the ROIC performance measure and made adjustments to the graduated scale of payouts pertaining to ROIC. All of these changes will be discussed in detail in our proxy statement for the 2012 annual meeting.

              The applicable percentage of each named executive officer's salary upon which his or her bonus is based for the 2011 Teamshare plan is also the same as in 2010, except for Mr. Dreiling whose target, as discussed above, was increased to 130% of base salary. Those percentages continue to approximate the median of the payout percentages for the market comparator group.

              Long-Term Equity Incentive Program.     Long-term equity incentives motivate named executive officers to focus on long-term success for shareholders. These incentives help provide a balanced focus on both short-term and long-term goals and are also important to our compensation program's recruiting and retention objectives because most of the companies in our market comparator group offer them. Our long-term equity incentives are designed to compensate named executive officers for a long-term commitment to us, while motivating sustained increases in our financial performance and shareholder value. We believe that our long-term equity incentive program provides significant motivation and retention value to us for many reasons, most notably:

  •
  Due to limitations on transferability for most of the equity awards under the program until the earlier to occur of the fifth anniversary of certain specified dates or certain liquidity events, a significant portion of the investment in our common stock generally is illiquid while the executive remains employed by us. If an executive's employment with us terminates, we may generally compel him or her to sell that stock back to us for a price determined in accordance with the Management Stockholder's Agreement between us and that executive.

  •
  Other than the options awarded to Mr. Dreiling in April 2010 discussed below, half of all option awards are time-based and vest over a four or five-year period, provided that the executive continues to be employed by us. The other half are intended to be performance-based and generally require that Dollar General achieve specified financial targets before those options will vest, provided that the executive continues to be employed by us over the applicable performance periods. These terms are further discussed below.

              Equity awards are made under our Amended and Restated 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates (the "2007 Stock Incentive Plan") and are always granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of the grant.

              The 2007 Stock Incentive Plan generally provides the Committee the authority to grant equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, and other equity-based awards (including dividend equivalent rights), to any of our employees, non-employee members of our Board of Directors, any consultant or other person having a service relationship with our company. The 2007 Stock Incentive Plan is administered by the Committee, which has the power to amend any awards outstanding under the 2007 Stock Incentive Plan in any manner (unless de minimis) that is not adverse to the holder of such award. Upon any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, change in control of our company (as defined in the 2007 Stock Incentive Plan), payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence that affects the equity securities of Dollar General or the value thereof, the Committee must adjust awards then outstanding under the 2007 Stock Incentive Plan (including the number and kind of securities subject to the award and, if applicable, the exercise price), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the 2007 Stock Incentive Plan and any outstanding awards. In the event of a change in control of Dollar General (as defined in the 2007 Stock Incentive Plan), the Committee may accelerate the vesting of any outstanding awards, cancel for fair value (as determined in its sole discretion) outstanding awards, substitute new awards that will substantially preserve the otherwise applicable terms and value of the awards being substituted, or provide for a period of at least 10 business days prior to the change in control that any stock option or stock appreciation right will be fully exercisable, and then shall terminate upon the change in control. The Board has the power to amend or terminate the 2007 Stock Incentive Plan, except that shareholder approval is required to increase the aggregate number of shares available for awards, to decrease the exercise price of outstanding stock options or stock appreciation rights, to change the requirements relating to the Committee, or to extend the term of the 2007 Stock Incentive Plan. The 2007 Stock Incentive Plan currently expires July 6, 2017, although awards made on or before its expiration may extend beyond the expiration date. As of March 16, 2011, there were 31,142,858 shares authorized for issuance under the 2007 Stock Incentive Plan (no more than 4,500,000 of which may be granted in the form of stock options and stock appreciation rights, and no more than 1,500,000 of which may be granted in the form of other stock-based awards, in each case to any one participant in a given fiscal year), approximately 17,869,260 of which remained available for future grants.

              Since our 2007 merger, a personal financial investment in Dollar General stock generally has been a prerequisite to eligibility to receive an option grant under the 2007 Stock Incentive Plan. All named executive officers (other than Mr. Dreiling) met that personal investment at the time of our merger in 2007 or upon their hire or promotion date in one or more of the following three forms: (a) cash; (b) rollover of stock issued prior to our 2007 merger; and/or (c) rollover of in-the-money options issued prior to our 2007 merger. Accordingly, each such named executive officer received an option grant under the 2007 Stock Incentive Plan at the time he or she met the personal investment requirement. Mr. Dreiling received an option agreement upon commencement of his employment with us pursuant to the negotiated terms of his employment agreement.

              The Committee has not made annual equity awards since our 2007 merger as it believes that the long-term equity previously granted at the time of that merger or, for named executive officers who were later employed by us, at the time of hire, have been sufficiently retentive and otherwise have adequately met our current compensation objectives. The Committee has, however, made special one-time equity grants to certain of our named executive officers in connection with promotions or, with respect to Mr. Dreiling, in connection with amendment of his employment agreement, and is contemplating the implementation of a new long-term equity program that incorporates an annual grant component (discussed further below).

              With respect to the promotion-related grants to Messrs. Flanigan and Ravener, the Committee used a mathematical formula to determine both the number of options awarded and whether any additional investment would be required by such officers to be eligible to receive the options awards. That formula applied a mathematical proration of the level of investment and number of options generally granted under the existing program to persons in senior vice president and executive vice president positions over the period of time each such officer had served as a senior vice president and will serve as an executive vice president during the five-year transfer restriction period that initially began upon their respective employment dates. As a result of the application of such formula, Mr. Flanigan made an additional investment of $158,299 as a condition to the exercisability of his option award, while Mr. Ravener had already invested the minimum amount required to be eligible for the promotion-related option award.

              The options granted to the named executive officers (other than Mr. Dreiling's April 2010 option award) are divided so that half are time-vested (generally over 4 or 5 years) and half are performance-vested (generally over 5 or 6 years) based on a comparison of an EBITDA-based performance metric, as described below, against pre-set goals for that performance metric. The combination of time and performance-based vesting criteria is designed to compensate executives for long-term commitment to us, while motivating sustained increases in our financial performance. See "Grants of Plan-Based Awards in Fiscal 2010" and "Outstanding Equity Awards at 2010 Fiscal Year-End" below.

              The vesting of the performance-based options is subject to continued employment with us over the performance period and the Board's determination that we have achieved for each of the relevant fiscal years the specified annual performance target based on EBITDA and adjusted as described below. For fiscal years 2007, 2008, 2009 and 2010, those adjusted EBITDA targets were $700 million, $828 million, $961 million, and $1.139 billion, respectively (except for Mr. Flanigan and Mr. Ravener's March 2010 promotion-related grants discussed below), which were based on the long-term financial plan at the time of our 2007 merger, less any anticipated permissible adjustments, primarily to account for unique expenses related to our 2007 merger. If a performance target for a given fiscal year is not met, the performance-based options may still vest and become exercisable on a "catch up" basis if, at the end of a subsequent fiscal year, a specified cumulative adjusted EBITDA performance target is achieved. The annual and cumulative adjusted EBITDA performance targets are based on our long-term financial plans in existence at the time of grant. Accordingly, in each case at the time of grant, we believed those levels, while attainable, would require strong performance and execution. Although Messrs. Flanigan and Ravener joined us during fiscal 2008 after the original performance targets had been set for fiscal 2008, 2009, 2010 and 2011, the Committee decided to grant their performance awards at the same performance targets as had been set for the other officers since the long-term financial plans in place at that time had been determined relatively recently and to avoid having different sets of performance levels for one member of the team applying to the same fiscal years.

              For Mr. Flanigan and Mr. Ravener's promotion-related option grants in 2010, the Committee determined that the EBITDA targets for the performance-based options should be set based on the updated adjusted EBITDA forecast in our long-term business plan. The target for fiscal year 2010 was $1.4 billion. At the time of grant, we believed the annual adjusted EBITDA levels, while attainable, would require strong performance and execution.

              For purposes of calculating the achievement of performance targets for our long-term equity incentive program, "EBITDA" means earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to KKR and/or its affiliates. In addition, the Board is required to fairly and appropriately adjust the calculation of EBITDA to reflect, to the extent not contemplated in our financial plan, the following: acquisitions, divestitures, any change required by generally accepted accounting principles ("GAAP") relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the Board in good faith determines require adjustment to the EBITDA performance metric we use for our long-term equity incentive program. Adjustments to EBITDA for purposes of calculating performance targets for our long-term equity incentive program may not in all circumstances be identical to adjustments to EBITDA for other purposes, including our Teamshare program targets and the covenants contained in our principal financial agreements. Accordingly, comparability of such measures is limited.

              We have surpassed the cumulative adjusted EBITDA performance targets through fiscal 2010, and we anticipate surpassing the cumulative adjusted EBITDA performance target through fiscal 2011, for all options except for the promotion-related option grants awarded to Messrs. Flanigan and Ravener. For such promotion-related awards, we exceeded the 2010 annual adjusted EBITDA performance target.

              Over the last year, the Committee has been working with its consultant and with management to develop a new long-term equity incentive structure under the 2007 Stock Incentive Plan that is more in line with typical public company equity structures. We expect that the new structure will contain an annual grant component and not retain the mandatory investment feature or the transfer restrictions, put rights, call rights, and piggyback registration rights contained in the Management Stockholder's Agreement. We anticipate that the new structure will be partly implemented in May 2011 for new hire equity awards and fully implemented in March 2012 for annual equity awards. The structure and the timing of the program remain subject to change until grants are approved by the 162(m) Subcommittee.

              Benefits and Perquisites.     Along with certain benefits offered to named executive officers on the same terms that are offered to all of our salaried employees (such as health and welfare benefits and matching contributions under our 401(k) plan), we provide our named executive officers with certain additional benefits and perquisites for retention and recruiting purposes, to promote tax efficiency for such persons, and to replace benefit opportunities lost due to regulatory limits. We also provide named executive officers with benefits and perquisites as additional forms of compensation that we believe to be consistent and competitive with benefits and perquisites provided to executives with similar positions in our market comparator group and in our industry.

              The named executive officers have the opportunity to participate in the Compensation Deferral Plan (the "CDP") and, other than Mr. Ravener, the defined contribution Supplemental Executive Retirement Plan (the "SERP", and together with the CDP, the "CDP/SERP Plan"). The Compensation Committee previously determined to no longer offer SERP participation to persons to whom employment offers are made after May 28, 2008, including newly hired executive officers.

              We provide each named executive officer a life insurance benefit equal to 2.5 times his or her base salary up to a maximum of $3 million. We pay the premiums and gross up each named executive officer's income to pay the tax costs associated with this benefit. We also provide each named executive officer a disability insurance benefit that provides income replacement of 60% of base salary up to a maximum monthly benefit of $20,000. We pay the cost of this benefit and gross up such executive's income to pay the tax costs associated with the premiums for this benefit to the extent necessary to provide a comparable cost for this benefit to the named executive officer as the cost applicable to all salaried employees.

              We also provide a relocation assistance program to named executive officers under a policy applicable to officer-level employees, which policy is similar to that offered to certain other employees. In 2010, we did not incur any relocation expenses for any named executive officer in accordance with this policy. The significant differences between the relocation assistance available to officers from the relocation assistance available to non-officers are as follows:

    •
    We provide a pre-move allowance of 5% of the officer's annual base salary (we cap this allowance at $5,000 for other employees);

    •
    We provide home sale assistance by offering to purchase the officer's prior home at an independently determined appraised value in the event the prior home is not sold to an outside buyer (we do not offer this service to other employees);

    •
    We reimburse officers for all reasonable and customary home purchase closing costs (we limit our reimbursement to other employees to 2% of the purchase price with a maximum of $2,500) except for loan origination fees which are limited to 1%; and

    •
    We provide 60 days of temporary living expenses (we limit temporary living expenses to 30 days for all other employees).

              We provide through a third party a personal financial and advisory service benefit to all executive officers who report directly to the CEO, including the named executive officers. This program provides each named executive officer with various personal financial support services, including financial planning, estate planning and tax preparation services, in an annual amount of up to $20,000 per person (plus an individual tax gross-up and payment of related travel expenses by the third party provider). The Committee approved the program to reduce the amount of time and attention that executives must spend on these matters, furthering their ability to focus on their responsibilities to us, and to maximize the net financial reward to the executive of compensation received from us. The Committee also believed this benefit is commonly provided to executives within our market comparator group.

Compensation of Mr. Dreiling

              The Compensation Committee approved an amended and restated employment agreement, effective April 23, 2010, with Mr. Dreiling to assure Dollar General of Mr. Dreiling's continued services in light of tremendous financial performance in 2008 and 2009. The terms of his amended and restated employment agreement, as summarized below, were settled after negotiation with Mr. Dreiling and were considered by our Committee to be fair and appropriate given CEO compensation and benefits at comparable companies and given Mr. Dreiling's experience, leadership ability, and proven performance. The Board firmly believes he is the right leader for Dollar General as we move forward.

              The amended and restated agreement provides for a five-year term, with automatic one-year renewals thereafter. Key compensatory provisions include:

    •
    Minimum annual base salary of $1,149,025 effective as of April 1, 2010. See "Elements of Named Executive Officer Compensation—Base Salary" above.

    •
    Annual bonus payout range of no less than 50% (threshold), 125% (target) and 200% (if any maximum is established) of base salary based upon and subject to the achievement of annual performance targets established by the Committee. See "Elements of Named Executive Compensation—Short-Term Cash Incentive Plan" above.

    •
    Payment of the premiums on certain personal long-term disability insurance policies (which was required under the prior agreement).

    •
    Personal use of our plane for no more than 80 hours per year unless a greater number of hours is specified by the Committee.

    •
    Payment of monthly membership fees and costs related to his membership in professional clubs selected by him, grossed-up for any taxes (which was required under the prior agreement).

    •
    Four weeks of paid vacation annually (which was required under the prior agreement).

    •
    Reimbursement of reasonable legal fees, up to $15,000 and grossed up for all federal and state income and employment taxes (and for such taxes on such gross-up payment) to the extent any such amount is taxable to Mr. Dreiling, incurred by him in connection with any legal consultation regarding the amended employment agreement.

              In addition, effective April 23, 2010, the 162(m) Subcommittee granted Mr. Dreiling a non-qualified stock option to purchase 100,000 shares of our common stock. While the option and the common stock underlying the option are subject to the terms of the existing Management Stockholder's Agreement between us and Mr. Dreiling, they are not subject to the transfer restrictions and put and call provisions set forth in Sections 3, 5 and 6 thereof. The Committee believed this award was of a sufficient size to appropriately reward Mr. Dreiling for Dollar General's tremendous performance results while continuing to incent future performance.

Severance Arrangements

              As noted above, we have an employment agreement with each of our named executive officers that, among other things, provides for such executive's rights upon a termination of employment. We believe that reasonable severance benefits are appropriate to protect the named executive officer against circumstances over which he or she does not have control and as consideration for the promises of non-disclosure, non-competition, non-solicitation and non-interference that we require in our employment agreements.

              A change in control, by itself, does not trigger any severance provision applicable to our named executive officers, except for the provisions related to long-term equity incentives under our 2007 Stock Incentive Plan. As required by applicable securities laws, we have included a summary of our severance and change in control arrangements as they existed as of the end of fiscal year 2010 (that is, as of January 28, 2011) under "Potential Payments upon Termination or Change in Control as of January 28, 2011" below.

Considerations Associated with Regulatory Requirements

              Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to any publicly held corporation for individual compensation over $1 million paid in any taxable year to each of the persons who were, at the end of the fiscal year, Dollar General's CEO or one of the other named executive officers (other than our Chief Financial Officer). Section 162(m) specifically exempts certain performance-based compensation from the deduction limit.

              If our Compensation Committee determines that our shareholders' interests are best served by the implementation of compensation policies that are affected by Section 162(m), our policies will not restrict the Committee from exercising discretion to approve compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

              We believe that our 2007 Stock Incentive Plan satisfies the requirements of Section 162(m), so that compensation expense realized in connection with stock options and stock appreciation rights, if any, and in connection with performance-based restricted stock and restricted stock unit awards, if any, will be deductible. However, restricted stock or restricted stock units granted to executive officers that solely vest over time are not "performance-based compensation" under Section 162(m), so that compensation expense realized in connection with those time-vested awards to executive officers covered by Section 162(m) will not be deductible by Dollar General. We currently do not grant restricted stock or restricted stock unit awards to executive officers.

              In addition, any salary, signing bonuses or other annual compensation paid or imputed to the executive officers covered by Section 162(m) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by Dollar General.

              The Committee administers our executive compensation program with the good faith intention of complying with Section 409A of the Internal Revenue Code, which relates to the taxation of nonqualified deferred compensation arrangements.

Compensation Committee Report

              The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

              This report has been furnished by the members of the Compensation Committee:

    •
    Michael M. Calbert, Chairman
    •
    Raj Agrawal
    •
    Warren F. Bryant
    •
    Adrian Jones
    •
    William C. Rhodes, III

Summary Compensation Table

              The following table summarizes compensation paid to or earned by our named executive officers in each of fiscal 2010, fiscal 2009 and fiscal 2008. We have omitted from this table the columns for Bonus, Stock Awards, and Change in Pension Value and Nonqualified Deferred Compensation Earnings as no amounts are required to be reported in such columns for any named executive officer.

Name and Principal Position(1)	Year	Salary ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)

Richard W. Dreiling,	2010	1,143,231	1,193,210	2,186,595	640,293	(5)	5,163,329
Chairman &	2009	1,100,876	—	2,434,924	887,800	(6)	4,423,600
Chief Executive Officer	2008	1,000,038	—	2,176,300	343,397		3,519,735

David M. Tehle,	2010	642,299	—	638,125	219,450	(7)	1,499,874
Executive Vice President &	2009	626,884	—	888,258	278,263	(6)	1,793,405
Chief Financial Officer	2008	612,358	—	870,431	153,431		1,636,220

Kathleen R. Guion,	2010	621,087	—	617,050	186,161	(8)	1,424,298
Executive Vice President,	2009	606,180	—	858,922	246,806	(6)	1,711,908
Division President,	2008	581,689	—	841,684	141,333		1,564,706
Store Operations & Store Development

John W. Flanigan,	2010	403,156	1,131,072	402,176	112,667	(9)	2,049,071
Executive Vice President, Global Supply Chain

Robert D. Ravener,	2010	441,599	1,220,382	440,525	63,505	(10)	2,166,011
Executive Vice President & Chief People Officer

(1)
Messrs. Flanigan and Ravener joined Dollar General in May 2008 and August 2008, respectively, but were not named executive officers for fiscal 2008 or fiscal 2009.

(2)
All named executive officers deferred a portion of their fiscal 2010 salaries under the CDP and contributed a portion of their fiscal 2010 salaries to our 401(k) Plan. All named executive officers for whom fiscal 2009 and fiscal 2008 salaries are reported in this column deferred a portion of their fiscal 2009 and fiscal 2008 salaries under the CDP and contributed a portion of their fiscal 2009 and fiscal 2008 salaries to our 401(k) Plan. The amounts of the fiscal 2010 salary deferrals to the CDP are included in the Nonqualified Deferred Compensation Table.

(3)
Represents the aggregate grant date fair value of stock options awarded to the named executive officer in the fiscal year indicated, computed in accordance with FASB ASC Topic 718. A portion of the stock options reported for Messrs. Flanigan and Ravener are subject to performance conditions, and the value at the grant date assumes that the performance conditions will be achieved. For information regarding the assumptions made in the valuation of these awards, see Note 11 of the annual consolidated financial statements included in our 2010 Form 10-K.

(4)
Represents amounts earned pursuant to our Teamshare bonus program for each fiscal year reported. See the discussion of the "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above. Ms. Guion deferred 5% of her fiscal 2010, fiscal 2009 and fiscal 2008 bonus payments under the CDP.

(5)
Includes $268,186 for our contribution to the SERP and $44,795 and $12,361, respectively, for our match contributions to the CDP and the 401(k) Plan; $9,752 for tax gross-ups related to the financial and estate planning perquisite, $10,132 for tax gross-ups related to life and disability insurance premiums, and $1,492 for other miscellaneous tax gross-ups; $7,775 for premiums paid under Mr. Dreiling's personal portable long-term disability policies; $4,960 for premiums paid under our life and disability insurance programs; and $280,840 which represents the aggregate incremental cost of providing certain perquisites, including $254,886 for costs associated with personal airplane usage by Mr. Dreiling and his guests, $20,174 for costs associated with financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including expenses related to attendance by Mr. Dreiling and his guests at entertainment events, event participation and appreciation gifts, costs incurred in connection with a medical physical examination, and minimal incremental travel expenses incurred by Mr. Dreiling's spouse accompanying him on Dollar General business. The aggregate incremental cost related to the personal airplane usage was calculated using costs we would not have incurred but for the usage (including costs incurred as a result of "deadhead" legs of personal flights), including fuel costs, maintenance costs, crew expenses, landing, parking and other associated fees, supplies and catering costs.

(6)
Amount has been adjusted from the amount reported in the prior year proxy statement to add the following amount for a tax gross-up related to the financial and estate planning perquisite in 2009 that was not determinable until the end of 2010: Mr. Dreiling ($2,275); Mr. Tehle ($2,950); and Ms. Guion ($2,950).

(7)
Includes $145,278 for our contribution to the SERP and $19,799 and $12,312, respectively, for our match contributions to the CDP and the 401(k) Plan; $6,114 for tax gross-ups related to the financial and estate planning perquisite, $3,852 for tax gross-ups related to life and disability insurance premiums, and $709 for other miscellaneous tax gross-ups; $3,447 for premiums paid under our life and disability insurance programs; and $27,939 which represents the aggregate incremental cost of providing certain perquisites, including $19,260 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including expenses related to attendance by Mr. Tehle and his guests at entertainment events, event participation, holiday and appreciation gifts, and a directed donation to charity.

(8)
Includes $110,906 for our contribution to the SERP and $18,741 and $12,336, respectively, for our match contributions to the CDP and the 401(k) Plan; $6,114 for tax gross-ups related to the financial and estate planning perquisite, $6,168 for tax gross-ups related to life and disability insurance premiums, and $561 for other miscellaneous tax gross-ups; $3,978 for premiums paid under our life and disability insurance programs; and $27,357 which represents the aggregate incremental cost of providing certain perquisites, including $19,430 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including a directed donation to charity, expenses related to attendance by Ms. Guion and her guests at entertainment events, event participation, holiday and appreciation gifts, and minimal incremental travel expenses incurred by Ms. Guion's guest while accompanying her on Dollar General business.

(9)
Includes $61,284 for our contribution to the SERP and $12,261 for our match contributions to the 401(k) plan; $6,114 for tax gross-ups related to the financial and estate planning perquisite, $4,370 for tax gross-ups related to life and disability insurance premiums, and $702 for other miscellaneous tax gross-ups; $3,599 for premiums paid under our life and disability insurance program; and $24,337 which represents the aggregate incremental cost of providing certain perquisites, including $19,430 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including expenses related to attendance by Mr. Flanigan and his guests at entertainment events, event participation, holiday and appreciation gifts, and minimal incremental costs associated with personal airplane usage by Mr. Flanigan.

(10)
Includes $12,350 and $9,696 for our match contributions to the 401(k) Plan and the CDP; $6,114 for tax gross-ups related to the financial and estate planning perquisite, $1,683 for a tax-gross related to life insurance premiums, and $657 for other miscellaneous tax gross-ups; $721 for premiums paid under our life insurance program; and $32,284 which represents the aggregate incremental cost of providing certain perquisites, including $19,673 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including a directed donation to charity, expenses related to attendance by Mr. Ravener and his guests at entertainment events, event participation, holiday and appreciation gifts, and costs incurred in connection with a medical physical examination.

Grants of Plan-Based Awards in Fiscal 2010

              The table below sets forth information regarding grants of plan-based awards to our named executive officers in fiscal 2010. The grants include non-qualified stock options granted pursuant to our 2007 Stock Incentive Plan. See "Long-Term Equity Incentive Program" and "Compensation of Mr. Dreiling" in "Compensation Discussion & Analysis" above for further discussion of these grants. We have omitted the columns for Threshold and Maximum Estimated Future Payouts under Equity Incentive Plan Awards and the column for All Other Stock Awards: Number of Shares or Stock Units because they are inapplicable.

              Each named executive officer's annual Teamshare bonus opportunity established for fiscal 2010 is also set forth in the table below. Actual bonus amounts earned by each named executive officer for fiscal 2010 as a result of our financial performance are set forth in the Summary Compensation Table above and represent prorated payments on a graduated scale for performance above the target performance levels, but at or below the maximum payout cap of $5.0 million, for each of the named executive officers. See "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above for further discussion of the fiscal 2010 Teamshare program.

						Estimated Future Payouts Under Equity Incentive Plan Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Date of Board Action(1)	Threshold ($)	Target ($)	Maximum ($)	Target (#)(2)
Mr. Dreiling	—	—	718,141	1,436,281	5,000,000	—	—		—	—
	4/23/10	4/22/10	—	—	—	—	100,000	(5)	29.38	1,193,210

Mr. Tehle	—	—	209,591	419,182	5,000,000	—	—		—	—

Ms. Guion	—	—	202,669	405,339	5,000,000	—	—		—	—

Mr. Flanigan	—	—	132,094	264,189	5,000,000	—	—		—	—
	3/24/10	3/24/10	—	—	—	—	49,759	(6)	25.25	565,536
	3/24/10	3/24/10	—	—	—	49,759	—		25.25	565,536

Mr. Ravener	—	—	144,690	289,380	5,000,000	—	—		—	—
	3/24/10	3/24/10	—	—	—	—	53,688	(6)	25.25	610,191
	3/24/10	3/24/10	—	—	—	53,688	—		25.25	610,191

(1)
The 162(m) Subcommittee of the Compensation Committee of our Board of Directors authorized Mr. Dreiling's stock option grant via Action by Unanimous Written Consent. While the Action by Unanimous Written Consent was effective April 23, 2010, which was the date of the grant, all signatures to the consent were dated April 22, 2010.

(2)
Represents grants of performance-based, non-qualified stock options under the 2007 Stock Incentive Plan made in connection with the promotion of each of Messrs. Flanigan and Ravener. If we achieve specific adjusted EBITDA-based targets, these options became or are eligible to become exercisable as to (a) for Mr. Flanigan, 10,367 shares on January 28, 2011, 12,440 shares per year on February 3, 2012 and February 1, 2013, 12,439 shares on January 31, 2014 and 2,073 shares on January 30, 2015; and (b) for Mr. Ravener, 11,185 shares on January 28, 2011, 13,422 shares per year on February 3, 2012, February 1, 2013 and January 31, 2014, and 2,237 shares on January 30, 2015. If an adjusted EBITDA-based target for a given fiscal year is not met, these options may still vest on a "catch up" basis if, at the end of fiscal years 2011, 2012, 2013, 2014, or 2015, the applicable cumulative adjusted EBITDA target is achieved. In addition, these options are subject to certain accelerated vesting provisions as described in "Potential Payments Upon Termination or Chang in Control" below. As a condition to the exercise of this award, Mr. Flanigan was required to purchase a minimum of $158,299 of our common stock from us under the 2007 Stock Incentive Plan. Mr. Ravener had already satisfied his minimum investment requirement prior to receiving this award.

(3)
The per share exercise price was calculated based on the closing market price of one share of our common stock on the date of grant as reported by the NYSE.

(4)
Represents the aggregate grant date fair value of stock options awarded to the named executive officer, computed in accordance with FASB ASC Topic 718. For stock options that are subject to performance conditions, the value at the grant date assumes that the performance conditions will be achieved. For information regarding the assumptions made in the valuation of these awards, see Note 11 of the annual consolidated financial statements included in our 2010 Form 10-K.

(5)
Represents a grant of a time-based, non-qualified stock option under the 2007 Stock Incentive Plan made in connection with the renewal of Mr. Dreiling's employment contract. The option is scheduled to vest in full on April 23, 2011.

(6)
Represents grants of time-based, non-qualified stock options under the 2007 Stock Incentive Plan made in connection with the promotion of each of Messrs. Flanigan and Ravener. These options are scheduled to become exercisable ratably in installments of 25% on March 24, 2011, March 24, 2012, March 24, 2013 and March 24, 2014. In addition, these options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. As a condition to the exercise of this award, Mr. Flanigan was required to purchase a minimum of $158,299 of our common stock from us under the 2007 Stock Incentive Plan. Mr. Ravener had already satisfied his minimum investment requirement prior to receiving this award.

Outstanding Equity Awards at 2010 Fiscal Year-End

              The table below sets forth information regarding outstanding equity awards held by our named executive officers as of the end of fiscal 2010, including (1) equity awards granted under our 2007 Stock Incentive Plan; and (2) Rollover Options, as defined and discussed following the table, granted under our 1998 Stock Incentive Plan. We have omitted from this table the columns pertaining to stock awards under equity incentive plans because they are inapplicable.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Mr. Dreiling	428,571	(2)	285,714	(3)	—	7.9975	07/06/2017
	571,428	(4)	—		142,857	7.9975	07/06/2017
	—		100,000	(5)	—	29.38	04/23/2020

Mr. Tehle	10,188	(6)	—		—	2.1875	08/09/2014
	188,571	(2)	125,714	(3)	—	7.9975	07/06/2017
	204,786	(4)	—		62,857	7.9975	07/06/2017

Ms. Guion	150,000	(2)	100,000	(3)	—	7.9975	07/06/2017
	163,641	(4)	—		50,000	7.9975	07/06/2017

Mr. Flanigan	36,572	(7)	54,856	(8)	—	7.9975	08/28/2018
	48,762	(9)	—		42,666	7.9975	08/28/2018
	9,144	(7)	13,713	(10)	—	12.1975	05/28/2019
	12,191	(11)	—		10,666	12.1975	05/28/2019
	—		49,759	(12)	—	25.25	03/24/2020
	10,367	(13)	—		39,392	25.25	03/24/2020

Mr. Ravener	22,858	(14)	34,284	(15)	—	7.9975	08/28/2018
	27,620	(16)	—		29,522	7.9975	08/28/2018
	22,858	(14)	34,284	(15)	—	7.9975	12/19/2018
	27,620	(16)	—		29,522	7.9975	12/19/2018
	—		53,688	(17)	—	25.25	03/24/2020
	11,185	(13)	—		42,503	25.25	03/24/2020

(1)
If we achieve specific adjusted EBITDA-based targets, options reported in this column, which were granted under our 2007 Stock Incentive Plan, are eligible to vest (a) 100% on February 3, 2012 for Mr. Dreiling, Mr. Tehle and Ms. Guion; (b) as to 11,428 shares per year on February 3, 2012 and February 1, 2013 and 6,666 shares on January 31, 2014 for Mr. Ravener with respect to each option with an exercise price of $7.9975; (c) as to 13,422 shares per year on February 3, 2012, February 1, 2013 and January 31, 2014 and 2,237 shares on January 30, 2015 for Mr. Ravener with respect to options with an exercise price of $25.25; (d) as to 18,286 shares on February 3, 2012, 18,285 shares on February 1, 2013, and 6,095 shares on January 31, 2014 for Mr. Flanigan with respect to options with an exercise price of $7.9975; (e) as to 4,571 shares per year on February 3, 2012 and February 1, 2013 and 1,524 shares on January 31, 2014 for Mr. Flanigan with respect to options with an exercise price of $12.1975; and (f) 12,440 shares per year on February 3, 2012 and February 1, 2013, 12,439 shares on January 31, 2014 and 2,073 shares on January 30, 2015 for Mr. Flanigan with respect to options with an exercise price of $25.25. If an annual adjusted EBITDA-based target is not met, these options may still vest on a "catch up" basis if the applicable cumulative adjusted EBITDA-based target is achieved at the end of fiscal years (1) 2011 or 2012 in the case of Mr. Dreiling, Mr. Tehle and Ms. Guion; (2) 2011, 2012, 2013, or 2014 in the case of Mr. Ravener's options identified in (b) above and Mr. Flanigan's options identified in (d) and (e) above; and (3) 2011, 2012, 2013, 2014, or 2015 in the case of Mr. Ravener's and Mr. Flanigan's options identified in (c) and (f), respectively, above. These options also are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(2)
These options were granted under our 2007 Stock Incentive Plan and vested 33 1/3% per year on July 6, 2008, July 6, 2009, and July 6, 2010.

(3)
These options were granted under our 2007 Stock Incentive Plan and are scheduled to vest 50% per year on July 6, 2011 and July 6, 2012. In addition, these options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(4)
These options were granted under our 2007 Stock Incentive Plan and vested 25% per year on February 1, 2008, January 30, 2009, January 29, 2010, and January 28, 2011.

(5)
These options were granted under our 2007 Stock Incentive Plan and are scheduled to vest on April 23, 2011. In addition, these options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(6)
The options for which these Rollover Options were exchanged vested 25% on August 9, 2005 and 75% on February 3, 2006.

(7)
These options were granted under our 2007 Stock Incentive Plan and vested 50% per year on May 27, 2009 and May 27, 2010.

(8)
These options were granted under our 2007 Stock Incentive Plan and are scheduled to vest as to 18,286 shares on May 27, 2011 and 18,285 shares per year on May 27, 2012 and May 27, 2013. In addition, these options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(9)
These options were granted under our 2007 Stock Incentive Plan and vested as to 12,190 shares on January 30, 2009 and 18,286 shares per year on January 29, 2010 and January 28, 2011.

(10)
These options were granted under our 2007 Stock Incentive Plan and are scheduled to vest 33 1/3% per year on May 27, 2011, May 27, 2012 and May 27, 2013. In addition, these options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(11)
These options were granted under our 2007 Stock Incentive Plan and vested as to 3,048 shares on January 30, 2009, 4,572 shares on January 29, 2010 and 4,571 shares on January 28, 2011.

(12)
These options were granted under our 2007 Stock Incentive Plan and are scheduled to vest as to 12,440 shares per year on March 24, 2011, March 24, 2012 and March 24, 2013 and 12,439 shares on March 24, 2014. In addition, these options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(13)
These options were granted under our 2007 Stock Incentive Plan and vested on January 28, 2011.

(14)
These options were granted under our 2007 Stock Incentive Plan and vested 50% per year on August 25, 2009 and August 25, 2010.

(15)
These options were granted under our 2007 Stock Incentive Plan and are scheduled to vest 33 1/3% per year on August 25, 2011, August 25, 2012 and August 25, 2013. In addition, these options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(16)
These options were granted under our 2007 Stock Incentive Plan and vested as to 4,762 shares on January 30, 2009 and 11,429 shares per year on January 29, 2010 and January 28, 2011.

(17)
The options were granted under our 2007 Stock Incentive Plan and are scheduled to vest 25% per year on March 24, 2011, March 24, 2012, March 24, 2013 and March 24, 2014. In addition, these options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

              In connection with our 2007 merger, certain named executive officers elected to roll over all or a portion of their options held prior to our 2007 merger (the "Rollover Options") rather than receive in exchange for each such option the cash merger consideration, without interest and less applicable withholding taxes, equal to $22.00 less the exercise price of each option. The exercise price of the Rollover Options and the number of shares underlying the Rollover Options were adjusted as a result of our 2007 merger to provide their pre-merger value equivalents. The Rollover Options are fully vested and were originally granted, and otherwise continue, under the terms of our 1998 Stock Incentive Plan.

              In connection with the special dividend paid to our shareholders on September 11, 2009, our Compensation Committee (1) approved a payment in substitution for the dividend adjustment with respect to Rollover Options as permitted thereunder to reflect the effects of the special dividend on such Rollover Options and (2) adjusted the exercise price of options granted under the terms of our 2007 Stock Incentive Plan as required by the terms of such options to reflect the effects of the special dividend on such options. The exercise prices listed in the table above reflect the exercise price adjustments for the options granted under our 2007 Stock Incentive Plan in connection with the special dividend.

              On October 12, 2009, we completed a reverse stock split of 1 share for each 1.75 shares of common stock outstanding. The exercise prices of, and number of shares outstanding under, our equity awards existing at the time of the reverse stock split were retroactively adjusted to reflect the reverse stock split and are reflected in the table above.

              See "Long-Term Equity Incentive Program" in "Compensation Discussion and Analysis" above for additional discussion of the equity awards granted under the 2007 Stock Incentive Plan.

Option Exercises and Stock Vested During Fiscal 2010

              We have omitted the columns pertaining to stock awards because they are inapplicable.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Mr. Dreiling	—	—
Mr. Tehle	146,172	3,917,203
Ms. Guion	112,236	3,004,596
Mr. Flanigan	—	—
Mr. Ravener	—	—

(1)
Of the shares reported, 65,452 and 50,322 were withheld in a net share settlement in payment of the exercise price and taxes for Mr. Tehle and Ms. Guion, respectively.

(2)
Value realized is calculated by multiplying the gross number of options exercised by the difference between the closing market price of our common stock on the date of exercise and the exercise price.

Pension Benefits
Fiscal 2010

              We have omitted the Pension Benefits table as it is inapplicable.

Nonqualified Deferred Compensation
Fiscal 2010

              Information regarding each named executive officer's participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see "Benefits and Perquisites" in "Compensation Discussion and Analysis" above. We have omitted from this table the column pertaining to aggregate withdrawals/distributions during the fiscal year because it is inapplicable.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Mr. Dreiling	57,161	312,981	66,149	795,020
Mr. Tehle	32,115	165,078	119,026	927,122
Ms. Guion	79,692	129,647	116,523	988,804
Mr. Flanigan	1,694	61,284	5,403	99,313
Mr. Ravener	22,051	9,696	11,136	86,733

(1)
Of the amounts reported, the following are reported as "Salary" for 2010 in the Summary Compensation Table: Mr. Dreiling ($57,161); Mr. Tehle ($32,115); Ms. Guion ($36,746); Mr. Flanigan ($1,694); and Mr. Ravener ($22,051).

(2)
Reported as "All Other Compensation" in the Summary Compensation Table.

(3)
The amounts shown are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Of the amounts reported, the following were previously reported as compensation to the named executive officer in a Summary Compensation Table prior to 2010: Mr. Dreiling ($346,533); Mr. Tehle ($602,526); Ms. Guion ($651,974); and each of Mr. Flanigan and Mr. Ravener ($0).

              Pursuant to the CDP, named executive officers may annually elect to defer up to 65% of base salary if their compensation is in excess of the Internal Revenue Service limit set forth in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and up to 100% of bonus pay if their compensation equals or exceeds the Internal Revenue Service highly compensated limit under Section 414(q)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary under the 401(k) plan. All named executive officers are 100% vested in all compensation and matching deferrals and earnings on those deferrals.

              Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant's annual salary and bonus to all participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. Persons hired after May 27, 2008 (the "Eligibility Freeze Date"), including Mr. Ravener, are not eligible to participate in the SERP. The contribution percentage is based on age, years of service and job grade. The fiscal 2010 contribution percentage for each eligible named executive officer was 7.5% for Mr. Dreiling, Ms. Guion and Mr. Flanigan and 9.5% for Mr. Tehle.

              As a result of our 2007 merger, which constituted a change-in-control under the CDP/SERP Plan, all previously unvested SERP amounts vested on July 6, 2007. For newly eligible SERP participants after July 6, 2007 but prior to the Eligibility Freeze Date, SERP amounts vest at the earlier of the participant's attainment of age 50 or the participant's being credited with 10 or more "years of service", or upon termination of employment due to death or "total and permanent disability" or upon a "change-in-control", all as defined in the CDP/SERP Plan. See "Potential Payments upon Termination or Change in Control as of January 28, 2011—Payments After a Change in Control" below for a general description of our change in control arrangements.

              The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant's option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate. Beginning on August 2, 2008, these funds are identical to the funds offered in our 401(k) Plan.

              A participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds $25,000 may elect for that account balance to be paid in cash by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated by the Plan upon the participant's termination of employment. A participant's CDP/SERP benefit normally is payable in the following February if employment ceases during the first 6 months of a calendar year or is payable in the following August if employment ceases during the last 6 months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than 5 years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an "unforeseeable emergency hardship" in-service lump sum distribution of vested amounts credited to the participant's CDP account. Account balances are payable in cash. As a result of our 2007 merger, the CDP/SERP Plan liabilities through July 6, 2007 were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007 and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007 are unfunded.

Potential Payments upon Termination or Change in Control as of January 28, 2011

              The tables below reflect potential payments to each of our named executive officers in various termination and change in control scenarios based on compensation, benefit, and equity levels in effect on January 28, 2011. The amounts shown assume that the termination or change in control event was effective as of January 28, 2011. For stock valuations, we have assumed that the price per share is the fair market value of our stock on January 28, 2011 ($28.40), which was the closing price on the NYSE on such date. The amounts shown are merely estimates. We cannot determine the actual amounts to be paid until a termination or change in control scenario occurs.

Payments Regardless of Manner of Termination

              Regardless of the termination scenario, the named executive officers will receive earned but unpaid base salary through the employment termination date, along with any other payments or benefits owed under any of our plans or agreements covering the named executive officer as governed by the terms of those plans or agreements. These benefits include vested amounts in the CDP/SERP Plan discussed under "Nonqualified Deferred Compensation" above.

              The tables below exclude any amounts payable to the named executive officer to the extent that they are available generally to all salaried employees and do not discriminate in favor of our executive officers.

Payments Upon Termination Due to Death or Disability

              In the event of death or disability, with respect to each named executive officer:

  •
  The portion of the time-based options that would have become exercisable on the next scheduled vesting date (all of the time-based options in the case of Mr. Dreiling's April 2010 option grant) if the named executive officer had remained employed with us through that date will become vested and exercisable.

  •
  The portion of the performance-based options that would have become exercisable in respect of the fiscal year in which the named executive officer's employment terminates if the named executive officer had remained employed with us through that date will remain outstanding through the date we determine whether the applicable performance targets are met for that fiscal year. If the performance targets are met for that fiscal year, such portion of the performance-based options will become exercisable on such performance-vesting determination date. Otherwise, such portion will be forfeited.

  •
  All otherwise unvested options will be forfeited, and vested options generally may be exercised (by the employee's survivor in the case of death) for a period of 1 year (3 years in the case of Rollover Options) from the service termination date unless we purchase such vested options (other than the options granted to Mr. Dreiling in April 2010) in total at the fair market value of the shares of our common stock underlying the vested options less the aggregate exercise price of the vested options.

              In the event of death, each named executive officer's beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $3 million, equal to 2.5 times the named executive officer's annual base salary. We have excluded from the tables below amounts that the named executive officer would receive under our disability insurance program since the same benefit level is provided to all of our salaried employees. The named executive officer's CDP/SERP Plan benefit also becomes fully vested (to the extent not already vested) upon his or her death and is payable in a lump sum within 60 days after the end of the calendar quarter in which the named executive officer's death occurs.

              In the event of disability, each named executive officer's CDP/SERP Plan benefit becomes fully vested (to the extent not already vested) and is payable in a lump sum within 60 days after the end of the calendar quarter in which we receive notification of the determination of the named executive officer's disability by the Social Security Administration.

              In the event of Mr. Dreiling's termination of employment due to disability, he will also be entitled to receive any incentive bonus accrued in respect of any of our previously completed fiscal years but unpaid as of the date of his termination. He will also receive a lump sum cash payment, payable at the time annual bonuses are paid to our other senior executives, equal to a pro rata portion of his annual incentive bonus, if any, that he would have been entitled to receive, if such termination had not occurred, for the fiscal year in which his termination occurred.

              For purposes of the named executive officers' employment agreements, other than Mr. Dreiling's, "disability" means (1) the employee must be disabled for purposes of our long-term disability insurance plan or (2) the employee has an inability to perform the duties under the agreement in accordance with our expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than ninety (90) consecutive days. For purposes of Mr. Dreiling's employment agreement, "disability" means (1) he must be disabled for purposes of our long-term disability insurance plan or for purposes of his portable long-term disability insurance policy, or (2) if no such plan or policy is in effect or in the case of the plan, the plan is in effect but no longer applies to him, he has an inability to perform the duties under the agreement in accordance with our expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than ninety (90) consecutive days. For purposes of the CDP/SERP Plan, "disability" means total and permanent disability for purposes of entitlement to Social Security disability benefits. For purposes of each named executive officer's stock option agreement(s), "disability" has the same definition as that which is set forth in such officer's employment agreement, or (for each named executive officer other than Mr. Dreiling), in the absence of such an agreement or definition, "disability" shall be as defined in our long-term disability plan.

Payments Upon Termination Due to Retirement

              Retirement is not treated differently from any other voluntary termination without good reason (as defined under the relevant agreements, as discussed below under "Payments Upon Voluntary Termination") under any of our plans or agreements for named executive officers, except that all Rollover Options will remain exercisable for a period of 3 years following the named executive officer's retirement unless the options expire earlier. To be entitled to the extended exercise period for the Rollover Options, the retirement must occur on or after the named executive officer reaches the age of 65 or, with our express consent, prior to age 65 in accordance with any applicable early retirement policy then in effect or as may be approved by our Compensation Committee.

Payments Upon Voluntary Termination

              The payments to be made to a named executive officer upon voluntary termination vary depending upon whether the named executive officer resigns with or without "good reason" or after our failure to offer to renew, extend or replace the named executive officer's employment agreement under certain circumstances. For purposes of each named executive officer, "good reason" generally means (as more fully described in the applicable employment agreement):

  •
  a reduction in base salary or target bonus level;

  •
  our material breach of the named executive officer's employment agreement;

  •
  the failure of any successor to all or substantially all of our business and/or assets to expressly assume and agree to perform the employment agreement in the same manner and to the same extent that our Company would be required to perform if no such succession had taken place;

  •
  our failure to continue any significant compensation plan or benefit without replacing it with a similar plan or a compensation equivalent (except, in the case of all named executive officers other than Mr. Dreiling, for across-the-board changes or terminations similarly affecting (1) at least 95% of all of our executives or (2) 100% of officers at the same grade level; in the case of Mr. Dreiling, for across-the-board changes or terminations similarly affecting at least 95% of all of our executives);

  •
  relocation of our principal executive offices outside of the middle-Tennessee area or basing the officer anywhere other than our principal executive offices; or

  •
  assignment of duties inconsistent, or the significant reduction of the title, powers and functions associated, with the named executive officer's position, all without the named executive officer's written consent. For all named executive officers other than Mr. Dreiling, such acts will not constitute good reason if it results from our restructuring or realignment of duties and responsibilities for business reasons that leaves the named executive officer at the same rate of base salary, annual target bonus opportunity, and officer level and with similar responsibility levels or results from the named executive officer's failure to meet pre-established and objective performance criteria.

              No event (in the case of Mr. Dreiling, no isolated, insubstantial and inadvertent event not in bad faith) will constitute "good reason" if we cure the claimed event within 30 days (10 business days in the case of Mr. Dreiling) after receiving notice from the named executive officer.

              Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.     If any named executive officer resigns with good reason, all then unvested option grants held by that officer will be forfeited. Unless we purchase any then vested options (including Rollover Options) in total at a price equal to the fair market value of the shares underlying the vested options, less the aggregate exercise price of the vested options, the named executive officer generally may exercise vested options for the following periods from the termination date: 180 days in the case of options granted to Mr. Dreiling, Mr. Tehle and Ms. Guion on or before January 21, 2008; 3 months in the case of Rollover Options; or 90 days in the case of options granted to Messrs. Dreiling, Flanigan and Ravener after January 21, 2008. We do not have a repurchase, or call, right with respect to the option granted to Mr. Dreiling in April 2010 and the shares underlying such option.

              In the event any named executive officer (other than Mr. Dreiling) resigns under the circumstances described in (2) below, or in the event we fail to extend the term of Mr. Dreiling's employment as provided in (3) below, the relevant named executive officer's equity will be treated as described under "Voluntary Termination without Good Reason" below.

              Additionally, if the named executive officer (1) resigns with good reason, or (2) in the case of named executive officers (other than Mr. Dreiling), resigns within 60 days of our failure to offer to renew, extend or replace the named executive officer's employment agreement before, at or within 6 months after the end of the agreement's term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the named executive officer's voluntary retirement or termination), or (3) in the case of Mr. Dreiling, in the event we elect not to extend the term of his employment by providing 60 days prior written notice before the applicable extension date, then in each case the named executive officer will receive the following benefits generally on or beginning on the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the named executive officer's employment agreement:

  •
  Continuation of base salary, as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures.

  •
  A lump sum payment equal to 2 times the average percentage of the named executive officer's target bonus paid or to be paid to employees at the same job grade level as the named executive officer (if any) under the annual bonus program for officers for the 2 fiscal years immediately preceding the fiscal year in which the termination date occurs (for Mr. Dreiling, the bonus payment will be equal to 2 times his target bonus and will be payable over 24 months in equal installments in accordance with our normal payroll cycles and procedures).

  •
  A lump sum payment equal to 2 times our annual contribution for the named executive officer's participation in our pharmacy, medical, dental and vision benefits program (in the case of Mr. Dreiling, these benefits instead will be in the form of a continuation of these benefits to Mr. Dreiling, his spouse and his eligible dependents to the extent covered immediately prior to the employment termination, for 2 years from the termination date or, if earlier, until he is or becomes eligible for comparable coverage under the group health plans of a subsequent employer).

  •
  Mr. Dreiling will receive a prorated bonus payment based on our performance for the fiscal year, paid at the time bonuses are normally paid for that fiscal year.

  •
  Outplacement services, at our expense, for 1 year or, if earlier, until other employment is secured.

              Note that any amounts owed to a named executive officer (other than Mr. Dreiling) in the form of salary continuation that would otherwise have been paid during the 60 day period after the named executive officer's employment termination will instead be payable in a single lump sum as soon as administratively practicable after the 60th day after such termination date and the remainder will be paid in the form of salary continuation payments as set forth above.

              Subject to any applicable prohibition on acceleration of payment under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), we may, at any time and in our sole discretion, elect to make a lump-sum payment of all these amounts (other than Mr. Dreiling's severance benefits, which shall be provided over 24 months), or all other earned but unpaid amounts due as a result of this type of termination.

              The named executive officer will forfeit any unpaid severance amounts upon a material breach of any continuing obligation under the employment agreement or the release (the "Continuing Obligations"), which include:

  •
  The named executive officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of 2 years following the employment termination date.

  •
  For a period of 2 years after the employment termination date, the named executive officer may not accept or work in a "competitive position" within any state in which we maintain stores at the time of his termination date or any state in which we have specific plans to open stores within 6 months of that date. For this purpose, "competitive position" means any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person engaged wholly or in material part in the business in which we are engaged, including but not limited to

    Wal-Mart, Sam's Club, Target, Costco, K-Mart, Big Lots, BJ's Wholesale Club, Walgreens, Rite-Aid, CVS, Family Dollar Stores, Fred's, the 99 Cents Stores, and Dollar Tree Stores (and, with respect to Mr. Dreiling, Casey's General Stores and The Pantry, Inc.  Sam's Club, Big Lots, Walgreens, Rite-Aid and CVS are not specifically listed in Mr. Dreiling's employment agreement), or any person then planning to enter the deep discount consumable basics retail business, if the named executive officer is required to perform services for that person which are substantially similar to those he or she provided or directed at any time while employed by us.

  •
  For a period of 2 years after the employment termination date, the named executive officer may not actively recruit or induce any of our exempt employees (exempt executives in the case of Mr. Dreiling) to cease employment with us.

  •
  For a period of 2 years after the employment termination date, the named executive officer may not solicit or communicate with any person who has a business relationship with us and with whom the named executive officer had contact while employed by us, if that contact would likely interfere with our business relationships or result in an unfair competitive advantage over us.

  •
  The named executive officer may not engage in any communications to persons outside Dollar General which disparages Dollar General or interferes with our existing or prospective business relationships.

              Voluntary Termination without Good Reason.     If the named executive officer resigns without good reason, he or she will forfeit all unvested equity grants and all vested but unexercised options (other than Rollover Options). Rollover Options are fully exercisable and generally may be exercised for 3 months from the termination date unless they expire earlier or unless we repurchase them, on a per share basis, at a per share price equal to the lesser of (1) the fair market value of one of our shares, minus the per share exercise price of a Rollover Option or (2) the sum of (x) $8.75 per share (the "Base Price") plus (y) the applicable percentage (e.g., 20% for each anniversary of July 6, 2007) of the excess of the fair market value of one of our shares over the per share Base Price, minus (z) the per share exercise price of a Rollover Option.

Payments Upon Involuntary Termination

              The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without "cause". For purposes of each named executive officer, "cause" generally means (as more fully described in the applicable employment agreement):

  •
  Attendance at work in a state of intoxication or in possession of any prohibited drug or substance which would amount to a criminal offense;

  •
  Assault or other act of violence;

  •
  Any act (other than a de minimis act) involving fraud or dishonesty relating to the performance of the executive's duties (for Mr. Dreiling, in connection with the performance of his duties);

  •
  Any material breach of any securities or other law or regulation or any Dollar General policy governing securities trading or inappropriate disclosure or "tipping" relating to any stock, security and investment;

  •
  Any activity or public statement, other than as required by law, that prejudices Dollar General or our affiliates (specifically including, for Mr. Dreiling, any limited partner of any parent entity of Dollar General) or reduces our or our affiliates' good name and standing or would bring Dollar General or its affiliates into public contempt or ridicule; or

  •
  Conviction of, or plea of guilty or nolo contendere to, any felony whatsoever or any misdemeanor that would preclude employment under our hiring policy.

              For purposes of Mr. Tehle, Ms. Guion, Mr. Flanigan and Mr. Ravener, "cause" also means:

  •
  Willful or repeated refusal or failure substantially to perform his or her material obligations and duties under his or her employment agreement or those reasonably directed by his or her supervisor, our CEO and/or the Board (except in connection with a Disability); or

  •
  Any material violation of our Code of Business Conduct and Ethics (or the equivalent code in place at that time).

              For purposes of determining treatment of a named executive officer's Rollover Options, "cause" means, to the extent that our Compensation Committee determines that it is directly and materially harmful to our business or reputation:

  •
  A felony conviction or the failure to contest prosecution of a felony; or

  •
  Willful misconduct or dishonesty.

              Involuntary Termination for Cause.     If the named executive officer is involuntarily terminated for cause, he or she will forfeit all unvested equity grants, as well as all vested but unexercised options. However, we may repurchase any Rollover Options, that by their terms do not terminate immediately upon a termination for cause, at a per share price equal to the lesser of (x) Base Price over the per share exercise price of these options and (y) the fair market value of one of our shares underlying these options over the per share exercise price of these options.

              Involuntary Termination without Cause.     If the named executive officer is involuntarily terminated without cause, the named executive officer's equity grants will be treated, and the named executive officer will receive the same severance payments and benefits, as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

Payments After a Change in Control

              Upon a change in control (as defined under each applicable governing document), regardless of whether the named executive officer's employment terminates:

  •
  Under the 2007 Stock Incentive Plan, (1) all time-vested options will vest and become immediately exercisable as to 100% of the shares of common stock subject to such options immediately prior to a change in control and (2) all performance-vested options will vest and become immediately exercisable as to 100% of the shares of common stock subject to such options immediately prior to a change in control if, as a result of the change in control, (x) investment funds affiliated with KKR realize a specified internal rate of return on 100% of their aggregate investment, directly or indirectly, in our equity securities (the "Sponsor Shares") and (y) the investment funds affiliated with KKR earn a specified cash return on 100% of the Sponsor Shares; provided, however, that in the event that a change in control occurs in which more than 50% but less than 100% of our common stock or other voting securities or the common stock or other voting securities of Buck Holdings, L.P. is sold or otherwise disposed of, then the performance-vested options will become vested up to the same percentage of Sponsor Shares on which investment funds affiliated with KKR achieve a specified internal rate of return on their aggregate investment and earn a specified return on their Sponsor Shares.

  •
  All CDP/SERP Plan benefits will become fully vested (to the extent not already vested).

              If the named executive officer is involuntarily terminated without cause or resigns for good reason, he or she will receive the same severance payments and benefits as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

              If any payments or benefits in connection with a change in control (as defined in Section 280G of the Code) would be subject to the "golden parachute" excise tax under federal income tax rules, we will pay an additional amount to the named executive officer to cover the excise tax and any other excise and income taxes resulting from this payment. However, other than with respect to Mr. Dreiling, if after receiving this payment the named executive officer's after-tax benefit would not be at least $50,000 more than it would be without this payment, then this payment will not be made and the severance and other benefits due to the named executive officer will be reduced so that the golden parachute excise tax is not incurred.

              For purposes of the CDP/SERP Plan, a change in control generally is deemed to occur (as more fully described in the plan document):

  •
  if any person (other than Dollar General or any of our employee benefit plans) acquires 35% or more of our voting securities (other than as a result of our issuance of securities in the ordinary course of business);

  •
  if a majority of our Board members at the beginning of any consecutive 2-year period are replaced within that period without the approval of at least 2/3 of our Board members who served as directors at the beginning of the period; or

  •
  upon the consummation of a merger, other business combination or sale of assets of, or cash tender or exchange offer or contested election with respect to, Dollar General if less than a majority of our voting securities are held after the transaction in the aggregate by holders of our securities immediately prior to the transaction.

              For purposes of the treatment of equity discussed above, a change in control generally means (as more fully described in the Management Stockholder's Agreement between us and the named executive officers) one or a series of related transactions described below which results in us, KKR and its affiliates or an employee benefit plan referenced below ceasing to hold the ability to elect (or cause to be elected) a majority of our Board members:

  •
  the sale of all or substantially all of the assets of Buck Holdings, L.P. or us and our subsidiaries to any person (or group of persons acting in concert), other than to (x) investment funds affiliated with KKR or its affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by us, KKR or our respective affiliates or other person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by us, KKR or our respective affiliates; or

  •
  a merger, recapitalization or other sale by us, KKR (indirectly) or any of our respective affiliates, to a person (or group of persons acting in concert) of our common stock or our other voting securities that results in more than 50% of our common stock or our other voting securities (or any resulting company after a merger) being held, directly or indirectly, by a person (or group of persons acting in concert) that is not controlled by (x) KKR or its affiliates or (y) an employee benefit plan (or trust forming a part thereof) maintained by us, KKR or our respective affiliates or other person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by us, KKR or our respective affiliates.

              The following tables summarize the potential payments to our named executive officers upon the occurrence of various termination of employment events as of the end of our most recently completed fiscal year (i.e., January 28, 2011).

Potential Payments to Named Executive Officers Upon Occurrence of
Various Termination Events As of January 28, 2011

Name/Item	Death ($)	Disability ($)	Retirement ($)(1)	Voluntary Without Good Reason ($)(1)	Involuntary Without Cause or Voluntary with Good Reason ($)	Involuntary With Cause ($)	Change in Control ($)(2)

Mr. Dreiling
Vested Options Prior to Event	20,402,480	20,402,480	—	—	20,402,480	—	20,402,480
Option Vesting Due to Event	2,914,640	2,914,640	n/a	n/a	n/a	n/a	8,743,920
SERP Benefits Prior to Event	552,146	552,146	552,146	552,146	552,146	552,146	552,146
SERP Benefits Due to Event	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Deferred Comp Plan Balance Prior to and After Event	242,874	242,874	242,874	242,874	242,874	242,874	242,874
Cash Severance	—	2,186,595	n/a	n/a	7,357,208	n/a	7,357,208
Health Continuation(3)	n/a	23,106	n/a	n/a	23,106	n/a	23,106
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	2,872,563	n/a	n/a	n/a	n/a	n/a	n/a

Total	26,984,702	26,321,840	795,020	795,020	28,587,813	795,020	37,331,733

Mr. Tehle
Vested Options Prior to Event	8,292,519	8,292,519	267,053	267,053	8,292,519	—	8,292,519
Option Vesting Due to Event	1,282,440	1,282,440	n/a	n/a	n/a	n/a	3,847,320
SERP Benefits Prior to Event	574,344	574,344	574,344	574,344	574,344	574,344	574,344
SERP Benefits Due to Event	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Deferred Comp Plan Balance Prior to and After Event	352,778	352,778	352,778	352,778	352,778	352,778	352,778
Cash Severance	n/a	n/a	n/a	n/a	3,112,565	n/a	3,112,565
Health Payment(3)	n/a	n/a	n/a	n/a	21,157	n/a	21,157
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	1,612,240	n/a	n/a	n/a	n/a	n/a	n/a

Total	12,114,321	10,502,081	1,194,175	1,194,175	12,363,364	927,122	16,210,684

Ms. Guion
Vested Options Prior to Event	6,399,061	6,399,061	—	—	6,399,061	—	6,399,061
Option Vesting Due to Event	1,020,125	1,020,125	n/a	n/a	n/a	n/a	3,060,375
SERP Benefits Prior to Event	494,484	494,484	494,484	494,484	494,484	494,484	494,484
SERP Benefits Due to Event	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Deferred Comp Plan Balance Prior to and After Event	494,320	494,320	494,320	494,320	494,320	494,320	494,320
Cash Severance	n/a	n/a	n/a	n/a	3,009,771	n/a	3,009,771
Health Payment(3)	n/a	n/a	n/a	n/a	13,326	n/a	13,326
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	1,558,995	n/a	n/a	n/a	n/a	n/a	n/a

Total	9,966,985	8,407,990	988,804	988,804	10,420,962	988,804	13,481,337

Name/Item	Death ($)	Disability ($)	Retirement ($)(1)	Voluntary Without Good Reason ($)(1)	Involuntary Without Cause or Voluntary with Good Reason ($)	Involuntary With Cause ($)	Change in Control ($)(2)

Mr. Flanigan
Vested Options Prior to Event	2,119,363	2,119,363	—	—	2,119,363	—	2,119,363
Option Vesting Due to Event	486,328	486,328	n/a	n/a	n/a	n/a	2,665,519
SERP Benefits Prior to Event	97,629	97,629	97,629	97,629	97,629	97,629	97,629
SERP Benefits Due to Event	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Deferred Comp Plan Balance Prior to and After Event	1,683	1,683	1,683	1,683	1,683	1,683	1,683
Cash Severance	n/a	n/a	n/a	n/a	1,961,686	n/a	1,961,686
Health Payment(3)	n/a	n/a	n/a	n/a	13,326	n/a	13,326
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	857,290
Life Insurance Proceeds	1,016,110	n/a	n/a	n/a	n/a	n/a	n/a

Total	3,721,114	2,705,004	99,313	99,313	4,203,688	99,313	7,726,497

Mr. Ravener
Vested Options Prior to Event	2,094,988	2,094,988	—	—	2,094,988	—	2,094,988
Option Vesting Due to Event	508,599	508,599	n/a	n/a	n/a	n/a	2,906,605
SERP Benefits Prior to Event	n/a	n/a	n/a	n/a	n/a	n/a	n/a
SERP Benefits Due to Event	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Deferred Comp Plan Balance Prior to and After Event	86,733	86,733	86,733	86,733	86,733	86,733	86,733
Cash Severance	n/a	n/a	n/a	n/a	2,148,740	n/a	2,148,740
Health Payment(3)	n/a	n/a	n/a	n/a	8,512	n/a	8,512
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	1,007,772
Life Insurance Proceeds	1,113,000	n/a	n/a	n/a	n/a	n/a	n/a

Total	3,803,320	2,690,320	86,733	86,733	4,348,972	86,733	8,263,350

(1)
Since all vested options (except Rollover Options) terminate upon the event, the only amounts reported in this column for "Vested Options Prior to Event" are Mr. Tehle's Rollover Options.

(2)
All payments in this column require termination of employment to be paid except options (prior to and due to the event).

(3)
Mr. Dreiling's health continuation was calculated on the combination of the company and employee cost of healthcare for the benefit options selected by Mr. Dreiling for 2011.

(4)
Outplacement is estimated based on the actual cost of outplacement services recently provided to other officers.

Compensation Committee Interlocks and Insider Participation

              Each of Messrs. Agrawal, Bryant, Calbert, Jones and Rhodes was a member of our Compensation Committee during 2010. None of these persons was at any time during 2010 an officer or employee of Dollar General or any of our subsidiaries or an officer of Dollar General or any of our subsidiaries at any time prior to fiscal 2010. Messrs. Calbert and Agrawal, due to their relationships with KKR, and Mr. Jones, due to his relationship with Goldman, Sachs & Co., may be viewed as having an indirect material interest in certain relationships and transactions with KKR and Goldman, Sachs & Co. discussed under "Certain Transactions with Management and Others" above. Mr. Dreiling serves as a manager of Buck Holdings, LLC, for which Messrs. Calbert, Agrawal and Jones serve as managers.

Compensation Risk Considerations

              In March 2010, our Compensation Committee, with the assistance of its compensation consultant and management, reviewed our compensation policies and practices for all employees, including executive officers, to assess the risks that may arise from our compensation programs. The assessment included a review of our compensation programs for certain design features which could potentially encourage excessive risk-taking or otherwise generate risk to Dollar General. As a result of that assessment, management and the Compensation Committee concluded, after considering the degree to which identified risk-aggravating factors were offset by risk-mitigating factors, that the net risks created by our overall compensation program were not reasonably likely to have a material adverse effect on Dollar General. Several of the design features that were noted as reducing the likelihood of excessive risk-taking or otherwise mitigating risk included:

    •
    The use of a company-wide performance measure for the short-term annual incentive plan and as a vesting condition for the performance-based stock options granted under the long-term equity incentive plan;

    •
    A minimum share purchase requirement for participation in the long-term equity incentive plan;

    •
    Relatively long vesting periods for equity awards, as well as restrictions on transferability of vested shares; and

    •
    Compensation program balance (a) between elements that focus on short-term financial performance and those that reward for longer-term stock price appreciation; and (b) between fixed and variable pay.

              Throughout 2010, the Committee continued to discuss risks pertaining to various compensation programs during meetings at which changes to any such programs were discussed. In addition, in March 2011 the Committee reviewed and discussed a management presentation confirming that our compensation programs have undergone few changes, analyzing those changes, and determining that the risk profile identified in the March 2010 risk assessment has not significantly changed. As a result of this review and discussion, which included identification of further risk-mitigating factors such as the use of an additional company-wide performance measure for the short-term cash incentive plan and the comprehensive management succession plan, the Committee again determined that the net risks created by our overall compensation program are not reasonably likely to have a material adverse effect on Dollar General.

PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

              As required by SEC rules, we are providing our shareholders the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which includes the disclosures under "Compensation Discussion and Analysis," and the accompanying compensation tables and related narrative discussion in the "Executive Compensation" section above.

              As discussed in "Compensation Discussion and Analysis" above, our compensation programs are designed to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the interests of our named executive officers with the long-term interests of our shareholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term goals and the realization of increased shareholder value. We firmly believe that our compensation programs have been effective at attracting and retaining the executive talent necessary to guide Dollar General during a period of significant growth and transformation, and have been instrumental in helping us achieve strong financial performance in the last three fiscal years.

              We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This advisory vote is not a vote on the compensation of our Board or our compensation policies as they relate to risk management, as described under "Compensation Risk Considerations" in the "Executive Compensation" section above.

              Although the vote we are asking shareholders to cast is non-binding, our Board and the Compensation Committee value the views of our shareholders and intend to consider the outcome of the vote when making future compensation decisions for our named executive officers.

              Our Board recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3:
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

              As required by SEC rules, we are seeking your input with regard to the frequency of future shareholder advisory votes on our named executive officer compensation, specifically whether they should occur once every 1, 2 or 3 years. We ask that you support a frequency period of every 3 years.

              Our Board believes that a 3-year period for holding this vote:

    •
    aligns more closely with our belief that an effective executive compensation program should incentivize performance over both the short- and long-term. For example, some of our performance-based awards are tied directly to significant long-term EBITDA-based growth over a sustained period;

    •
    provides us with sufficient time to thoughtfully consider the results of the vote and to engage with shareholders to understand the vote results;

    •
    allows adequate time to implement any desired changes to our compensation policies and procedures that our Compensation Committee deems advisable; and

    •
    provides our shareholders sufficient time to evaluate the effectiveness of our executive compensation program, any changes made to the program, and our related performance.

              Our Board believes that anything less than a 3-year frequency period will yield a short-term mindset, detract from our long-term interests and goals, would not allow for changes to our executive compensation program to be in place long enough to evaluate whether the changes were effective.

              Although the vote we are asking you to cast is non-binding, our Board and the Compensation Committee value the views of our shareholders and will consider the outcome of the vote when determining the frequency of future say-on-pay votes. Furthermore, our Board welcomes input from shareholders with respect to our executive compensation program even in years when the advisory vote does not occur.

              Our Board recommends that you vote to conduct a non-binding, advisory vote on named executive officer compensation once every 3 YEARS.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

              The United States securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely upon a review of these reports furnished to us during and with respect to 2010, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, except that (1) Mr. John Flanigan filed 1 late Form 4 to report a purchase of Dollar General common stock directly from the Company and filed an amended Form 3 to report a holding inadvertently omitted from his original Form 3; (2) Mr. Todd Vasos filed 1 late Form 4 to report the acquisition of a stock option to purchase shares of Dollar General common stock resulting from the accelerated vesting in connection with a secondary offering of shares of our common stock by certain of our shareholders in December 2010; and (3) each of Mr. Adrian Jones and Goldman, Sachs & Co. filed 1 late Form 4 to report 1 open market sale of Dollar General common stock by Goldman, Sachs & Co. Both Mr. Jones and Goldman, Sachs & Co. disclaim beneficial ownership of the shares involved in the transaction.

SECURITY OWNERSHIP

              For purposes of the tables below, a person is a "beneficial owner" of a security if that person has or shares voting or investment power over the security or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge these persons have sole voting and investment power over the shares listed. Percentage computations are based on 341,521,858 shares of our common stock outstanding as of March 16, 2011.

Security Ownership of Certain Beneficial Owners

              The following table shows the amount of our common stock beneficially owned as of March 16, 2011 by those known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Buck Holdings, L.P.(1)	241,997,057	(1)	70.9%
T. Rowe Price Associates, Inc.(2)	25,898,013	(2)	7.6%

(1)
Based solely on Statements on Schedule 13G filed on February 14, 2011. Buck Holdings, L.P. ("Buck LP") directly holds 241,997,057 shares. The general partner of Buck Holdings, L.P. is Buck Holdings, LLC ("Buck LLC"), the membership interests of which are held by a private investor group, including affiliates of KKR and Goldman, Sachs & Co. and other equity investors.

Each of KKR 2006 Fund L.P., KKR PEI Investments, L.P., 8 North America Investor L.P., Buck Co-Invest, LP and KKR Partners III, L.P. (collectively, the "KKR Funds") directly owns limited partnership interests in Buck LP with the majority of such interests held by KKR 2006 Fund, L.P. The sole general partner of the KKR 2006 Fund L.P. is KKR Associates 2006 L.P., and the sole general partner of KKR Associates 2006 L.P. is KKR 2006 GP LLC. The designated member of KKR 2006 GP LLC is KKR Fund Holdings L.P. The sole general partner of KKR PEI Investments, L.P. is KKR PEI Associates, L.P., and the sole general partner of KKR PEI Associates, L.P. is KKR PEI GP Limited. The sole shareholder of KKR PEI GP Limited is KKR Fund Holdings L.P. Messrs. Henry Kravis and George Roberts have also been designated as managers of KKR 2006 GP LLC by KKR Fund Holdings L.P. The sole general partner of 8 North America Investor L.P. is KKR Associates 8 NA L.P., and the sole general partner of KKR Associates 8 NA L.P. is KKR 8 NA Limited. The sole shareholder of KKR 8 NA Limited is KKR Fund Holdings L.P. Buck Holdings Co-Invest GP, LLC is the sole general partner of Buck Holdings Co-Invest, LP, and the managing member of Buck Holdings Co-Invest GP, LLC is KKR Associates 2006 L.P. The sole general partner of KKR Associates 2006 L.P. is KKR 2006 GP LLC. The designated member of KKR 2006 GP LLC is KKR Fund Holdings L.P. KKR III GP LLC is the sole general partner of KKR Partners III, L.P. The managers of KKR III GP LLC are Messrs. Kravis and Roberts. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts.

Each of KKR 2006 Fund L.P., KKR Associates 2006 L.P., KKR 2006 GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, and Messrs. Kravis and Roberts may be deemed to share voting and dispositive power with respect to the shares beneficially owned by Buck LP but each has disclaimed beneficial ownership of such shares. The address for all entities noted above and for Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New

  York, NY 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

The Goldman Sachs Group, Inc. ("GS Group") may be deemed to share voting and dispositive power with respect to 52,474,940 shares held by Buck LP. Each of the following entities directly owns limited partnership interests in Buck LP and may be deemed to share voting and dispositive power with respect to the specified number of shares: GS Capital Partners VI Parallel, L.P. (5,332,395); GS Capital Partners VI GmbH & Co. KG (689,182); GS Capital Partners VI Fund, L.P. (19,391,727); GS Capital Partners VI Offshore Fund, L.P. (16,129,357); Goldman Sachs DGC Investors, L.P. (2,926,695); Goldman Sachs DGC Investors Offshore Holdings, L.P. (5,819,128) and GSUIG, LLC (2,186,456) (collectively, the "Investing Entities"). The shares held by the Investing Entities may be deemed to be beneficially owned by Goldman, Sachs & Co. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of GS Group. Goldman, Sachs & Co. is the investment manager of certain of the Investing Entities. Each of the Investing Entities disclaims beneficial ownership of any shares of common stock owned by Buck LP or by the other investors of Buck LP, except to the extent disclosed above. The address of each of the Investing Entities other than GS Capital Partners VI GmbH & Co. KG is c/o Goldman, Sachs & Co., 85 Broad Street 10th floor, New York, New York 10004. The address of GS Capital Partners VI GmbH & Co. KG is Messeturm, Friedrich-Ebert-Anlage 49 60323, Frankfurt/Main, Germany.

(2)
Based solely on Statement on Schedule 13G filed on February 9, 2011 and supplemental information received from T. Rowe Price Associates, Inc. ("Price Associates"). These shares are owned by various individual and institutional investors, for which Price Associates serves as investment advisor with power to direct investments and/or power to vote the shares. In its role as investment advisor, Price Associates had power to direct investments with respect to all 25,898,013 shares, sole power to vote 5,683,190 of the shares and no power to vote 20,214,823 of the shares as of December 31, 2010. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

Security Ownership of Officers and Directors

              The following table shows the amount of our common stock beneficially owned as of March 16, 2011 by our directors and named executive officers individually and by our directors and all of our executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Raj Agrawal(1)(2)(4)	1,388	*
Warren F. Bryant(2)(4)	5,897	*
Michael M. Calbert(1)(2)(4)	11,897	*
Adrian Jones(2)(3)(4)	1,897	*
William C. Rhodes, III(2)(4)	5,897	*
David B. Rickard(2)(4)	6,314	*
Richard W. Dreiling(4)	1,423,196	*
David M. Tehle(4)	449,139	*
Kathleen R. Guion(4)	350,000	*
John W. Flanigan(4)	150,974	*
Robert D. Ravener(4)	151,658	*
All directors and executive officers as a group (14 persons)(1)(2)(3)(4)	3,272,522	*

*
Denotes less than 1% of class.

(1)
Messrs. Agrawal and Calbert are executives of KKR, which as discussed above under "Security Ownership of Certain Beneficial Owners" may be deemed to share dispositive and/or voting power with respect to the shares held by Buck LP. Messrs. Calbert and Agrawal disclaim beneficial ownership of any such shares.

(2)
Excludes shares underlying certain restricted stock units held by each of the named holders, but over which they have no voting or investment power nor the right to acquire beneficial ownership within 60 days of March 16, 2011.

(3)
Mr. Jones is a managing director of Goldman, Sachs & Co. As discussed above under "Security Ownership of Certain Beneficial Owners," the GS Group may be deemed to share dispositive and/or voting power with respect to certain shares held by Buck LP. Mr. Jones disclaims beneficial ownership of the shares owned directly or indirectly by the GS Group except to the extent of his pecuniary interest therein, if any. In addition, we have been advised that Mr. Jones holds the shares reported in the table for the benefit of the GS Group.

(4)
Includes the following number of shares underlying restricted stock units that are settleable within 60 days of March 16, 2011, over which the person will not have voting or investment power until the restricted stock units are settled: Mr. Bryant (509); Mr. Calbert (509); and Mr. Rickard (487). Also includes the following number of shares subject to options either currently exercisable or exercisable within 60 days of March 16, 2011 over which the person will not have voting or investment power until the options are exercised: Mr. Agrawal (1,388); Mr. Bryant (1,388); Mr. Calbert (1,388); Mr. Jones (1,388); Mr. Rhodes (1,388); Mr. Rickard (1,327); Mr. Dreiling (1,099,999); Mr. Tehle (439,999); Ms. Guion (350,000); Mr. Flanigan (129,476); Mr. Ravener (125,563); and all current directors and executive officers as a group (2,791,637). The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding stock owned by each named person and by the group, but not for the purpose of computing the percentage ownership of any other person.

AUDIT COMMITTEE REPORT

              The Audit Committee of our Board of Directors has:

    •
    reviewed and discussed with management the audited financial statements for the fiscal year ended January 28, 2011,

    •
    discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

    •
    received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and

    •
    discussed with Ernst & Young LLP their independence from Dollar General and its management.

              Based on these reviews and discussions, the Audit Committee unanimously recommended to the Board of Directors that Dollar General's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2011 for filing with the SEC.

              While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that Dollar General's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. Dollar General's management and independent auditor have this responsibility. The Audit Committee also does not have the duty to assure compliance with laws and regulations or with the policies of the Board of Directors.

              This report has been furnished by the members of the Audit Committee:

    •
    David B. Rickard, Chairman
    •
    Warren F. Bryant
    •
    William C. Rhodes, III

              The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

PROPOSAL 4:
RATIFICATION OF APPOINTMENT OF AUDITORS

Who has the Audit Committee selected as the independent registered public accounting firm?

              The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year. Ernst & Young LLP has served in that capacity since October 2001.

Will representatives of Ernst & Young LLP attend the annual meeting?

              Representatives of Ernst & Young LLP have been requested and are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

              Our Board recommends that you vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year. The Audit Committee is not bound by a vote either for or against the firm. If the shareholders do not ratify this appointment, our Audit Committee will consider that result in selecting our independent registered public accounting firm in the future.

FEES PAID TO AUDITORS

What fees were paid to the independent registered public accounting firm in 2010 and 2009?

              The following table sets forth the aggregate fees for professional services rendered to us by Ernst & Young LLP during the past two fiscal years:

Service	2010 Aggregate Fees Billed ($)	2009 Aggregate Fees Billed ($)
Audit Fees(1)	2,077,949	2,512,641
Audit-Related Fees(2)	29,500	28,500
Tax Fees(3)	1,220,411	1,310,650
All Other Fees(4)	6,000	6,000

(1)
2010 fees include fees for services related to secondary offerings of our common stock by certain of our shareholders. 2009 fees include fees for services related to our initial public offering.

(2)
2010 and 2009 fees include services relating to the employee benefit plan audit.

(3)
2010 and 2009 fees include work opportunity tax credit assistance and examination reviews assistance, HIRE Act payroll tax services, tax advisory services related to inventory, as well as tax compliance.

(4)
2010 and 2009 fees include a subscription fee to an on-line accounting research tool.

How does the Audit Committee pre-approve services provided by the independent registered public accounting firm?

              The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. Where feasible, the Committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the independent registered public accounting firm of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the independence of the independent registered public accounting firm. The Committee's chairperson (or any Committee member if the chairperson is unavailable) may pre-approve such services in between Committee meetings, and must report to the Committee at its next meeting with respect to all services so pre-approved. The Committee pre-approved 100% of the services provided by Ernst & Young LLP during 2010 and 2009.

SHAREHOLDER PROPOSALS
FOR 2012 ANNUAL MEETING

              To be considered for inclusion in our proxy materials relating to the 2012 annual meeting of shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than December 7, 2011. In addition, if we are not notified of a shareholder proposal by February 25, 2012, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2012 annual meeting of shareholders.

              If you would like to introduce other new business at the 2012 annual meeting, you must provide written notice to us no earlier than the close of business on January 26, 2012 and no later than the close of business on February 25, 2012, and comply with the advance notice provisions of our Bylaws.

              Shareholder proposals should be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072. Shareholder proposals that are not included in our proxy materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our Bylaws.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000098383_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Raj Agrawal 02 Warren F. Bryant 03 Michael M. Calbert 04 Richard W. Dreiling 05 Adrian Jones 06 William C. Rhodes, III 07 David B. Rickard DOLLAR GENERAL CORP ATTN:GENERAL COUNSEL 100 MISSION RIDGE GODLETTSVILLE, TN 37072 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 24, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 24, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To approve, on an advisory and non-binding basis, the compensation of Dollar General Corporation's named executive officers as disclosed in the proxy statement. The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 3. To recommend, on an advisory and non-binding basis, the frequency of holding future advisory votes on executive compensation. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. To ratify Ernst & Young LLP as the independent registered public accounting firm for fiscal 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000098383_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . DOLLAR GENERAL CORPORATION Proxy solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 25, 2011 The undersigned shareholder of Dollar General Corporation, a Tennessee corporation ( the "Company"), hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement dated April 5, 2011, and hereby appoints Susan S. Lanigan and Christine L. Connolly, or either of them, proxies each with full power of substitution and authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder is entitled to vote at the annual meeting of shareholders of the Company to be held May 25, 2011 at 9:00 A.M., Central Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposals 2 and 4, and with respect to Proposal 3, for 3 YEARS, and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment(s) thereof. Continued and to be signed on reverse side